UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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EMMIS COMMUNICATIONS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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June 8, 2009
Dear Shareholder:
          The directors and officers of Emmis Communications Corporation join me in inviting you to attend the annual meeting of our shareholders on Tuesday, July 14, 2009, at 11:00 a.m. local time, at our headquarters, One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana. The formal notice of this annual meeting and the proxy statement appear on the following pages and are accompanied by a copy of our Form 10-K for the fiscal year ended February 28, 2009. After reading the proxy statement and other materials, please mark, sign and return the enclosed proxy card(s) to ensure that your votes on the business matters of the meeting will be recorded.
          We hope that you will attend this meeting. Whether or not you attend, we urge you to return your proxy promptly in the postage-paid envelope provided. After returning the proxy, you may, of course, vote in person on all matters brought before the meeting.
          We look forward to seeing you on Tuesday, July 14.
Sincerely,

Jeffrey H. Smulyan
Chief Executive Officer, President
and Chairman of the Board

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EMMIS COMMUNICATIONS CORPORATION
INDIANAPOLIS, INDIANA

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
          The annual meeting of the shareholders of Emmis Communications Corporation will be held on Tuesday, July 14, 2009, at 11:00 a.m., local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.
          The holders of common stock will be asked to consider and vote on the following matters:
(1)	election of three directors to Emmis’ board of directors for terms of three years;

(2)	ratification of the selection of Ernst & Young LLP as Emmis’ independent registered public accountants for the fiscal year ending February 28, 2010; and

(3)	transaction of any other business that may properly come before the meeting and any adjournments or postponements of the meeting.
          We describe each of these proposals in more detail in the accompanying proxy statement, which you should read in its entirety before voting.
          Only shareholders of record at the close of business on May 8, 2009 are entitled to notice of and to vote at this meeting and any adjournments or postponements of this meeting. The proxy statement and proxy card(s) are enclosed.
By order of the Board of Directors,

J. Scott Enright
Secretary
Indianapolis, Indiana
June 8, 2009

EMMIS COMMUNICATIONS CORPORATION
ONE EMMIS PLAZA
40 MONUMENT CIRCLE
INDIANAPOLIS, INDIANA 46204
PROXY STATEMENT
          In this proxy statement, Emmis Communications Corporation is referred to as “we,” “us,” “our,” “our company” or “Emmis.”
QUESTIONS AND ANSWERS ABOUT THIS ANNUAL MEETING
Q: Why did I receive this proxy statement?
          As an Emmis shareholder, you received this proxy statement because our board of directors is soliciting your proxy to vote at the annual meeting of shareholders. The annual meeting will be held on Tuesday, July 14, 2009, at 11:00 a.m., local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.
          This proxy statement summarizes the information you need to know to vote on an informed basis at the annual meeting; however, you do not need to attend the annual meeting to vote your shares. See “How do I vote?” We expect to begin sending this proxy statement, the attached notice of annual meeting and the enclosed proxy card(s) on June 8, 2009, to all shareholders entitled to vote.
Q: What am I voting on?
          You are being asked to consider and vote on the following:
•	election of three directors to our board of directors for terms of three years; and

•	ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending February 28, 2010.
Q: Who is entitled to vote?
          Holders of outstanding Class A common stock and holders of outstanding Class B common stock as of the close of business on May 8, 2009, the record date, are entitled to vote at the annual meeting. As of May 1, 2009, 31,971,743 shares of Class A common stock and 4,956,305 shares of Class B common stock were issued and outstanding. As of May 1, 2009, there were no shares of Class C common stock issued or outstanding.
Q: How do I vote?
          You may attend the meeting and vote in person, or you may vote by proxy. To vote by proxy, sign and date each proxy card you receive and return it in the prepaid envelope. If you return your signed proxy card but do not indicate your voting preferences, we will vote on your behalf FOR each of the nominees and FOR the ratification of Ernst & Young LLP as our independent registered public accountants. If you mark “abstain” on your proxy card, your shares will be counted as present for purposes of determining the presence of a quorum. You have the right to revoke your proxy at any time before the meeting by either notifying our corporate secretary or returning a later-dated proxy. You may also revoke your proxy by voting in person at the annual meeting.
          If you hold your shares through a broker, you should contact your broker to determine the procedure by which you can vote on these proposals. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the meeting.

Q: What does it mean if I get more than one proxy card?
          If you receive more than one proxy card, it means you hold shares registered in more than one account. Sign and return ALL proxy cards to ensure that all your shares are voted.
Q: What are the voting rights of the Class A common stock and the Class B common stock?
          On each matter submitted to a vote of our shareholders, each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes. Generally, the holders of Class A and Class B common stock vote together as a single group. However, the two classes vote separately in connection with the election of certain directors, certain “going private” transactions and other matters as provided by law.
          At this annual meeting, the Class A and Class B common stock will vote together on the election of two directors and the ratification of Ernst & Young LLP as our independent registered public accountants, and the Class A common stock will vote separately as a class on the election of one other director (the “Class A director”).
Q: Who will count the vote?
          Representatives of American Stock Transfer and Trust Company, our transfer agent, will count the votes.
Q: What constitutes a quorum?
          A majority of the combined voting power of the outstanding Class A and Class B common stock entitled to vote at the meeting constitutes a quorum for the annual meeting (i.e., counting one vote for each share of outstanding Class A common stock and ten votes for each share of outstanding Class B common stock, present in person or represented by proxy). A majority of the outstanding Class A common stock constitutes a quorum for the election of the Class A director.
Q: How many votes are needed for approval of each proposal?
          Directors will be elected by a plurality of the votes cast by the holders of existing common stock entitled to vote in the election who are present, in person or by proxy, at the meeting. Consequently, the director nominees receiving the most votes of the holders of Class A and Class B common stock, voting together, will be elected to fill two director positions, and the Class A director nominee receiving the most votes of holders of Class A common stock, voting as a class, will be elected as a Class A director. Only votes cast FOR a nominee will be counted. The accompanying proxy card will be voted FOR all nominees listed on the proxy unless the proxy contains instructions to the contrary. There are instructions on the accompanying proxy card on how to withhold authority to vote for one or more of the nominees; the result will be those nominees will receive fewer votes.
          The ratification of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending February 28, 2010 requires that the number of votes cast in favor of that proposal by holders of our outstanding Class A common stock and Class B common stock, voting together, exceed the number of votes cast against that proposal by such holders of our outstanding Class A common stock and Class B common stock.
          Proxies submitted by brokers that do not indicate a vote for some of the proposals because the holders do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on those proposals are called “broker non-votes.” Abstentions and broker non-votes will not affect the voting on the proposals.

Q:	What percentage of stock does our largest individual shareholder own? How does he intend to vote? What about all executive officers and directors?
          Jeffrey H. Smulyan, the Chairman, Chief Executive Officer and President, is our largest single shareholder, beneficially owning less than 1.0% of our Class A common stock and 100% of our Class B common stock as of May 1, 2009. Mr. Smulyan has informed us that he intends to vote for each of the nominees for director (with respect to his Class B common stock, other than the Class A director) and in favor of the proposal regarding the ratification of the selection of Ernst & Young LLP. If he does so, the election of Mr. Kaseff and Mr. Walsh and the proposal for ratification of the selection of Ernst & Young LLP are expected to be approved because Mr. Smulyan controls approximately 61% of the combined voting power of our outstanding common stock (not including the potential voting power of unexercised options).
          All directors and executive officers together own outstanding Class A common stock and Class B common stock representing approximately 62.1% of the combined voting power of our outstanding common stock (not including the potential voting power of unexercised options).
Q: Does Emmis offer an opportunity to receive future proxy materials electronically?
          Yes. If you are a shareholder of record, you may, if you wish, receive future proxy statements and annual reports online. If you elect this feature, you will receive either a proxy card or an e-mail message notifying you when the materials are available, along with a web address for viewing the materials. You may sign up for electronic delivery by marking and signing the appropriate spaces on your proxy card or by contacting our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703. If you received these materials electronically, you do not need to do anything to continue receiving materials electronically in the future.
          If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.
          If you are an Emmis employee or a shareholder who has previously consented to electronic delivery of shareholder communications, you may view this proxy statement and our annual report at the “Investors” section of our website (www.emmis.com).
Q: What are the benefits of electronic delivery?
          Electronic delivery saves Emmis money by reducing printing and mailing costs. It will also make it convenient for you to receive your proxy materials online.
Q: What are the costs of electronic delivery?
          Emmis charges nothing for electronic delivery. You may, of course, incur the usual expenses associated with Internet access, such as telephone charges or charges from your Internet service provider.
Q: May I change my mind later?
          Yes. You may discontinue electronic delivery at any time. For more information, contact our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703.
Q: Who can attend the Annual Meeting?
          All shareholders as of May 8, 2009 can attend.
Q: What do I do if I have additional questions?
          If you have any questions prior to the annual meeting, please contact our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703.

PROPOSAL 1: ELECTION OF DIRECTORS
          Three directors are to be elected. Gary L. Kaseff, Patrick M. Walsh and Susan B. Bayh have each been nominated for a term of three years and until his or her successor has been elected and qualified. Mr. Kaseff and Mr. Walsh will be elected by the Class A and Class B common stock voting together as a single class. Mrs. Bayh will be elected by the Class A common stock voting as a class.
          Mr. Kaseff, Mr. Walsh and Mrs. Bayh are members of the present board of directors. If, at the time of this annual meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The board of directors has no reason to believe that any substitute nominee or nominees will be required.
Name, Age, Principal Occupation(s) and
Business Experience
Nominated for a term expiring in 2012:
     Susan B. Bayh,* Age 49
     Mrs. Bayh was the Commissioner of the International Joint Commission of the United States and Canada until 2001. She served as a Distinguished Visiting Professor at the College of Business Administration at Butler University from 1994 through 2003. Previously, she was an attorney with Eli Lilly & Company. She is a director of Wellpoint, Inc., a Blue Cross/Blue Shield company; Curis, Inc., a therapeutic drug development company; Dendreon Corporation, a biotechnology company; and Dyax Corp., a biopharmaceutical company.
     Gary L. Kaseff, Age 61
     Mr. Kaseff served as our Executive Vice President and General Counsel until his resignation in March 2009. He remains employed by Emmis. Before becoming general counsel, Mr. Kaseff practiced law in Southern California. Previously, he was President of the Seattle Mariners Major League Baseball team and partner with the law firm of Epport & Kaseff.
     Patrick M. Walsh, Age 42
     Mr. Walsh became Executive Vice President and Chief Financial Officer of Emmis in September 2006 and added the position of Chief Operating Officer in December 2008. Mr. Walsh came to Emmis from iBiquity Digital Corporation, the developer and licensor of HD Radio technology, where he served as Chief Financial Officer and Senior Vice President from 2002 to 2006. Prior to joining iBiquity, Mr. Walsh was a management consultant for McKinsey & Company, and served in various management positions at General Motors Acceptance Corporation and Deloitte & Touche LLP.
Directors whose terms expire in 2010:
     Jeffrey H. Smulyan, Age 62
     Mr. Smulyan founded Emmis in 1979 and is our Chairman, Chief Executive Officer and President. Mr. Smulyan began working in radio in 1973, and has owned one or more radio stations since then. Formerly, he was also the owner and chief executive officer of the Seattle Mariners Major League Baseball team. He is former Chairman of the Radio Advertising Bureau and serves as a Trustee of his alma mater, the University of Southern California.

     Greg A. Nathanson, Age 62
     Mr. Nathanson served as our Television Division President before resigning in October 2000. He is currently a media consultant. Mr. Nathanson has over 30 years of television broadcasting experience, having served as President of Programming and Development for Twentieth Television from 1996 to 1998; as General Manager of KTLA-TV in Los Angeles, California from 1992 to 1996; and as General Manager of the Fox television station KTTV from 1988 to 1992. In addition, he was President of all the Fox Television stations from 1990 to 1992.
Directors whose terms expire in 2011:
     Richard A. Leventhal, Age 62
          Mr. Leventhal is President and majority owner of LMCS, LLC, an investment, management and consulting company. Previously, Mr. Leventhal co-owned and operated Top Value Fabrics, Inc., a wholesale fabric and textile company in Carmel, Indiana, for 27 years.
     Peter A. Lund,* Age 68
     Mr. Lund is a private investor and media consultant who formerly served as Chairman and Chief Executive Officer of Eos International, Inc., a holding company. Mr. Lund has over 40 years of broadcasting experience and most recently served as President and Chief Executive Officer of CBS Inc., and President and Chief Executive Officer of CBS Television and Cable. He is a director of The DIRECTV Group, Inc., a communications company, and Crown Media Holdings, Inc., an owner and operator of cable television channels.
     Lawrence B. Sorrel, Age 50
     Mr. Sorrel is Managing Partner and Co-CEO of Tailwind Capital, a private equity firm with approximately $2 billion under management. Mr. Sorrel was a general partner of Welsh, Carson, Anderson & Stowe from 1998-2002. Prior to May 1998, he was a Managing Director of Morgan Stanley and the firm’s private equity affiliate, Morgan Stanley Capital Partners, where he had been employed since 1986.

*	Independent director elected by the holders of the Class A common stock voting as a single class.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT
          As of May 1, 2009, there were 31,971,743 shares of our Class A common stock and 4,956,305 shares of our Class B common stock issued and outstanding. The holders of Class A common stock are entitled to an aggregate of 31,971,743 votes, and the holder of Class B common stock is entitled to an aggregate of 49,563,050 votes. The following table shows, as of May 1, 2009, the number and percentage of shares of our common stock held by each person known to us to own beneficially more than five percent of the issued and outstanding common stock, by the executive officers named in the Summary Compensation Table below and our directors and nominees, and by our executive officers and directors as a group:

	Class A			Class B
	Common Stock			Common Stock
Five Percent Shareholders,	Amount and Nature			Amount and Nature
Directors and Certain	of Beneficial		Percent	of Beneficial		Percent	Percent of Total
Executive Officers	Ownership		of Class	Ownership		of Class	Voting Power
Jeffrey H. Smulyan	183,920	(1)	*	7,541,820	(18)	100.0%	70.4%
Susan B. Bayh	122,131	(2)	*	—		—	*
Richard F. Cummings	600,224	(3)	1.9%	—		—	*
Paul W. Fiddick	171,114	(4)	*	—		—	*
Gary L. Kaseff	553,552	(5)	1.7%	—		—	*
Richard A. Leventhal	146,579	(6)	*	—		—	*
Peter A. Lund	101,972	(7)	*	—		—	*
Greg A. Nathanson	296,206	(8)	*	—		—	*
Lawrence B. Sorrel	126,214	(9)	*	—		—	*
Patrick M. Walsh	88,994	(10)	*	—		—	*
Martin Capital Management, LLP	2,968,333	(11)	9.3%	—		—	3.6%
Luther King Capital Management Corporation	3,672,095	(12)	11.5%	—		—	4.5%
Chesapeake Partners Management Co., Inc.	1,682,256	(13)	5.3%	—		—	2.1%
State Teachers Retirement Board of Ohio	1,622,956	(14)	5.1%	—		—	2.0%
Oppenheimer Funds Inc.	1,708,000	(15)	5.3%	—		—	2.1%
Dimensional Fund Advisors LP	2,319,606	(16)	7.3%	—		—	2.8%
All Executive Officers and Directors as a Group (12 persons)	2,655,387	(17)	7.9%	7,590,604	(19)	100.0%	72.8%

*	Less than 1%.

(1)	Consists of 6,261 shares held in the 401(k) Plan, 84,130 shares owned individually, 11,120 shares held by Mr. Smulyan as trustee for his children over which Mr. Smulyan exercises or shares voting control, 3,000 shares held by Mr. Smulyan as trustee for his niece over which Mr. Smulyan exercises or shares voting control, 30,625 shares held by The Smulyan Family Foundation, over which Mr. Smulyan shares voting control and 48,784 shares represented by stock options exercisable currently or within 60 days of May 1, 2009. Of the shares he owns individually, Mr. Smulyan has pledged 80,000 to secure a bank loan.

(2)	Consists of 63,590 shares owned individually and 58,541 shares represented by stock options exercisable currently or within 60 days of May 1, 2009. Of the shares owned individually, 6,585 are restricted stock subject to forfeiture if certain conditions are not satisfied.

(3)	Consists of 161,280 shares owned individually, 8,260 shares owned for the benefit of Mr. Cummings’ children, 6,273 shares held in the 401(k) Plan and 424,411 shares represented by stock options exercisable currently or within 60 days of May 1, 2009. Of the shares owned individually, 26,342 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(4)	Consists of 38,661 shares owned individually, 739 shares held in the 401(k) Plan, and 131,714 shares represented by stock options exercisable currently or within 60 days of May 1, 2009. Of the shares owned individually, 13,170 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(5)	Consists of 100,504 shares owned individually by Mr. Kaseff, 3,411 shares owned by Mr. Kaseff’s spouse, 1,346 shares held by Mr. Kaseff’s spouse for the benefit of their children, 1,927 shares held in the 401(k) Plan, and 446,364 shares represented by stock options exercisable currently or within 60 days of May 1, 2009. Of the shares owned individually, 21,952 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(6)	Consists of 67,437 shares owned individually, 3,000 shares owned by Mr. Leventhal’s spouse, 17,600 shares owned by a corporation of which Mr. Leventhal is a 50% shareholder and 58,542 shares represented by stock options exercisable currently or within 60 days of May 1, 2009. Of the shares owned individually, 2,195 are restricted stock subject to forfeiture if certain conditions are not satisfied.

(7)	Consists of 58,065 shares owned individually and 43,907 shares represented by stock options exercisable currently or within 60 days of May 1, 2009. Of the shares owned individually, 2,195 are restricted stock subject to forfeiture if certain conditions are not satisfied.

(8)	Consists of 164,397 shares owned individually or jointly with his spouse, 44,000 shares owned by trusts for the benefit of Mr. Nathanson’s children and 87,809 shares represented by stock options exercisable currently or within 60 days of May 1, 2009. Of the shares owned individually, 4,390 are restricted stock subject to forfeiture if certain conditions are not satisfied.

(9)	Consists of 67,672 shares owned individually and 58,542 shares represented by stock options exercisable currently or within 60 days of May 1, 2009. Of the shares owned individually, 2,195 are restricted stock subject to forfeiture if certain conditions are not satisfied.

(10)	Consists of 49,413 shares owned individually, 554 shares held in the 401(k) Plan and 39,027 shares represented by stock options exercisable currently or within 60 days of May 1, 2009. Of the shares owned individually, 40,560 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(11)	Information concerning these shares was obtained from a Schedule 13D/A filed on July 10, 2008 by Martin Capital Management, LLP on behalf of itself and various affiliates (including Frank K. Martin), each of which has a mailing address of 300 Junior Achievement Drive, Suite 301, Elkhart, Indiana 46516.

(12)	Information concerning these shares was obtained from a Schedule 13G/A filed on March 13, 2009, by Luther King Capital Management Corporation on behalf of itself and various affiliates, each of which has a mailing address of 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102.

(13)	Information concerning these shares was obtained from an amended Schedule 13D filed on April 16, 2009, by Chesapeake Partners Management Co., Inc. on behalf of itself and various affiliates, each of which has a mailing address of 2800 Quarry Lake Drive, Suite 300, Baltimore, Maryland 21209.

(14)	Information concerning these shares was obtained from a Schedule 13G filed on January 9, 2009, by The State Teachers Retirement Board of Ohio, which has a mailing address of 275 East Broad Street, Columbus, Ohio 43215.

(15)	Information concerning these shares was obtained from a Schedule 13G filed on January 26, 2009, by Oppenheimer Funds, Inc., on behalf of itself and various affiliates, each of which has a mailing address of Two World Financial Center, 225 Liberty Street, New York, New York 10281.

(16)	Information concerning these shares was obtained from an amended Schedule 13G filed on February 9, 2009, by Dimensional Fund Advisors LP, on behalf of itself and various affiliates, each of which has a mailing address of 1299 Ocean Avenue, Santa Monica, CA 90401.

(17)	Includes 1,599,482 shares represented by stock options exercisable currently or within 60 days of May 1, 2009.

(18)	Consists of 4,956,305 shares owned individually and 2,634,299 shares represented by stock options exercisable currently or within 60 days of May 1, 2009. Of the shares he owns individually, Mr. Smulyan has pledged an aggregate of 4,928,882 to secure a bank line of credit. The line of credit is subject to certain customary default provisions. If Mr. Smulyan defaults on the line of credit and the pledge is foreclosed, the sale of the shares by the pledgee could result in a change in control of the company under the rules and regulations of the Federal Communications Commission.
CORPORATE GOVERNANCE
General
          Emmis aspires to the highest ethical standards for our employees, officers and directors, and remains committed to the interests of our shareholders. We believe we can achieve these objectives only with a plan for corporate governance that clearly defines responsibilities, sets high standards of conduct and promotes compliance with the law. The board of directors has adopted formal corporate governance guidelines, as well as policies and procedures designed to foster the appropriate level of corporate governance. Some of these guidelines and procedures are discussed below. For further information, including electronic versions of our Code of Business Conduct and Ethics, our Corporate Governance Guidelines, our Audit Committee Charter, our Compensation Committee Charter, our Corporate Governance and Nominating Committee Charter and our Auditor Independence Policy, please visit the Corporate Governance section of our website (www.emmis.com) located under the Investors heading.
Independent Directors
          Our board of directors currently consists of eight members. Of these, our board has determined that four (Mrs. Bayh and Messrs. Leventhal, Lund and Sorrel) qualify as “independent directors” under the listing standards of The Nasdaq Stock Market, Inc. Emmis is a “Controlled Company” as defined in the Nasdaq listing standards because more than 50% of the company’s voting power is held by one individual. The company is therefore, pursuant to Nasdaq Marketplace Rule 5615(c)(2), exempt from certain aspects of Nasdaq’s listing standards relating to independent directors. Nevertheless, as a matter of good corporate governance, the company has voluntarily complied with such rules. The only variance in the company’s practices from the Nasdaq listing standards relating to independent directors is that one-half, rather than a majority, of the members of the board of directors are “independent directors” under Nasdaq rules.
Code of Ethics
          Emmis has adopted a Code of Business Conduct and Ethics to document the ethical principles and conduct we expect from our employees, officers and directors. A copy of our Code of Business Conduct and Ethics is available in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading.

Lead Director
          Our independent directors have appointed Susan B. Bayh as the “Lead Director.” In that role, Mrs. Bayh is responsible for coordinating and leading the independent directors, presiding over executive sessions of the independent directors and acting as a liaison between the independent directors and the rest of the board of directors and Emmis management.
Communications with Independent Directors
          Any employee, officer, shareholder or other interested party who has an interest in communicating with the Lead Director or any other Emmis independent directors regarding any matter may do so by directing communication to Mrs. Bayh as the Lead Director addressed to Lead Director, c/o Corporate Secretary, Emmis Communications Corporation, One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204, by facsimile to (317) 684-5583, or by e-mail message to LeadDirector@emmis.com. The communication will be delivered to the independent directors as appropriate. For matters related to nominations or corporate governance, a communication should specify that it is directed to the Corporate Governance and Nominating Committee. For matters related to finance or auditing, a communication should specify that it is directed to the Audit Committee. For matters related to compensation, a communication should specify that it is directed to the Compensation Committee. Messages for any director or the board of directors as a whole may be delivered through the Lead Director as well.
Certain Committees of the Board of Directors
          Our board of directors currently has several committees, including an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee.
          Audit Committee. The Audit Committee’s primary responsibility is to engage our independent auditors and otherwise to monitor and oversee the audit process. The Audit Committee also undertakes other related responsibilities as summarized in the Report of the Audit Committee below and detailed in the Audit Committee Charter, which is available in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading. The board of directors has determined that the members of the Audit Committee, Richard A. Leventhal (chair), Peter A. Lund and Lawrence B. Sorrel, are independent directors under the Securities Exchange Act of 1934 and the Nasdaq listing standards. The board of directors has also determined that Lawrence B. Sorrel is an “Audit Committee financial expert” as defined in rules adopted under the Securities Exchange Act of 1934. The Audit Committee held four meetings during the last fiscal year.
          Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee’s primary responsibility is to assist the board of directors by (1) identifying individuals qualified to become members of the board of directors and recommending nominees to the board of directors for the next annual meeting of shareholders and (2) evaluating and assessing corporate governance issues affecting Emmis. The Corporate Governance and Nominating Committee charter is available in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading. The Corporate Governance and Nominating Committee evaluates current members of the board of directors and potential candidates with respect to their independence, business, strategic and financial skills, as well as overall experience in the context of the needs of the board of directors as a whole. The Corporate Governance and Nominating Committee concentrates its focus on candidates with the following characteristics and qualifications, though not necessarily limited thereto:
•	Chief executive officers or senior executives, particularly those with experience in broadcasting, finance, marketing and information technology.

•	Individuals representing diversity in gender and ethnicity.

•	Individuals who meet the current criteria to be considered as independent directors.
          The Corporate Governance and Nominating Committee will consider and evaluate potential nominees submitted by holders of our Class A common stock to our corporate secretary on or before the date for shareholder nominations specified in the “Shareholder Proposals” section of this proxy statement. These potential nominees will be considered and evaluated using the same criteria as potential nominees obtained by the Corporate Governance and Nominating Committee from other sources.
          The members of the Corporate Governance and Nominating Committee are Susan B. Bayh (chair) and Richard A. Leventhal, both of whom are “independent directors” under Nasdaq standards. The Corporate Governance and Nominating Committee held two meetings during the last fiscal year.
          Compensation Committee. The Compensation Committee provides a general review of our compensation and benefit plans to ensure that our corporate objectives are met, establishes compensation arrangements and approves compensation payments to our executive officers, and generally administers our stock option and incentive plans. The Compensation Committee’s charter is available in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading. The members of the Compensation Committee are Peter A. Lund (chair), Susan B. Bayh and Lawrence B. Sorrel, all of whom are independent directors under Nasdaq standards. The Compensation Committee held six meetings during the last fiscal year.
Meeting Attendance
          During our last fiscal year, our board of directors held seven meetings, either in person or by telephone. Each director attended at least 75% of the aggregate of (1) the total number of meetings of our board of directors held while he or she was a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served on the committee.
          We believe that communication between our shareholders and the members of our board of directors is enhanced by the opportunity for personal interaction at our annual meeting of shareholders. Accordingly, we encourage the members of our board of directors to attend our annual meeting of shareholders whenever possible. At our annual meeting of shareholders held on July 15, 2008, each of the members of our board of directors were in attendance.
Compensation of Directors
          Directors who are not officers of Emmis are compensated for their services at the rate of $3,000 per regular meeting attended in person, $1,500 per regular meeting attended by phone and $2,000 per committee meeting attended, whether in person or by phone. These fees are paid in the form of Class A common stock at the end of each calendar year. The per share price used for payment of these fees is established using the market value of Emmis Class A common stock prior to the end of the previous fiscal year, discounted by 20% to the extent the director attends at least 75% of the board and committee meetings applicable to the director. In addition, each director who is not an officer or employee of Emmis receives a $30,000 annual retainer, the chair of our Audit Committee receives a $10,000 annual retainer, the chair of our Compensation Committee receives a $5,000 annual retainer, the chair of our Corporate Governance and Nominating Committee receives a $3,000 annual retainer, and the Lead Director receives a $3,000 annual retainer. In the year ended February 28, 2009, these annual retainers were paid in the form of Class A common stock, with the per share price used for payment of these fees established as described above. In fiscal 2010, the Company intends to pay these retainers in cash. In addition, directors who are not officers or employees of Emmis are entitled to receive annually 2,195 shares of restricted stock and options to purchase 7,317 shares of Class A common stock. The options are granted on the date of our annual meeting of shareholders at the fair market value of the underlying shares on that date and are to vest annually in three equal installments. Restricted stock is also granted on the date of our annual meeting of shareholders and will vest on the earlier of the end of the director’s three-year term or the third anniversary of the date of grant.
          In the table below, we have set forth information regarding the compensation for the fiscal year ended February 28, 2009, received by each of our directors as of February 28, 2009 who is not an officer or employee of Emmis. The dollar amounts in the table below are the amounts recognized by the company for financial statement reporting purposes. The actual value of the grants on the date paid to directors is noted in footnote 1 to the table.

     2009 DIRECTOR COMPENSATION TABLE

	Fees Earned or
Name	Paid in Cash	Stock Awards[1,2]	Option Awards[3,4]	Total
Susan B. Bayh	—	$75,964	$23,298	$99,262

Richard A. Leventhal	—	$92,383	$23,298	$115,681

Peter A. Lund	—	$88,884	$23,298	$112,182

Lawrence B. Sorrel	—	$78,640	$23,298	$101,938

Greg A. Nathanson	—	$57,856	$23,298	$81,154

[1]	On July 15, 2008, each director named in the table above received a grant of 2,195 restricted shares, having an aggregate date of grant fair value of $3,578. In the following table we set forth for each named director the number of unrestricted shares the director received on January 5, 2009, for retainers and meeting fees for the 2008 calendar year, and the aggregate grant date fair market value of the shares:

Name	Shares #	Fair Market Value $
Mrs. Bayh	28,153	11,261
Mr. Leventhal	30,180	12,072
Mr. Lund	28,604	11,442
Mr. Sorrel	27,928	11,171
Mr. Nathanson	18,919	7,568

[2]	At February 28, 2009, each named director other than Mrs. Bayh and Mr. Nathanson held restricted stock awards for an aggregate of 2,195 shares, having an aggregate fair market value of $680. Mrs. Bayh held 6,585 restricted shares having a fair market value of $2,041 and Mr. Nathanson held 4,390 restricted shares having a fair market value of $1,361. Restricted stock awards vest on the earlier of the end of the director’s three-year term or the third anniversary of the date of grant. Of Mrs. Bayh’s restricted shares, 2,195 will vest on the earlier of February 13, 2010, or the day before the company’s annual meeting for fiscal year 2009, 2,195 shares will vest on the earlier of July 11, 2010, or the day before the company’s annual meeting for fiscal year 2009, and 2,195 will vest on the earlier of July 15, 2011, or the day before the company’s annual meeting for fiscal year 2009. For Mr. Nathanson, 2,195 restricted shares vest on the earlier of July 11, 2010, or the day before of the company’s annual meeting for fiscal year 2010 and 2,195 restricted shares vest on the earlier of July 15, 2011, or the day before the company’s annual meeting for fiscal year 2010. With respect to each of Messrs. Leventhal, Lund and Sorrel, 2,195 restricted shares vest on the earlier of July 15, 2011, or the day before the company’s annual meeting for fiscal year 2011.

[3]	In the following table we have set forth information regarding options held by each named director as of February 28, 2009. Options vest on the earlier of the dates shown, or the day before the annual meeting for the fiscal year in which the date shown falls.

	Number of Shares
	Underlying
Name	Options #	Option Exercise Price $	Option Expiration Date	Option Vesting Date
Mrs. Bayh	7,317	1.70	7/15/18	1/3 on each of 7/15/09, ’10 & ’11
	7,317	8.84	7/11/17	1/3 on each of 7/11/08, ’09 & ’10
	7,317	8.71	2/13/17	1/3 on each of 2/13/08, ’09 & ’10
	7,317	12.19	7/13/15	Fully Vested
	14,635	14.21	6/30/14	Fully Vested
	14,635	15.48	6/5/13	Fully Vested
	14,635	13.56	6/24/12	Fully Vested

Mr. Leventhal	7,317	1.70	7/15/09	1/3 on each of 7/15/09, ’10 & ’11
	7,317	8.84	7/11/17	1/3 on each of 7/11/08, ’09 & ’10
	7,317	8.71	2/13/17	1/3 on each of 2/13/08, ’09 & ’10
	7,317	12.19	7/13/15	Fully Vested
	14,635	14.21	6/30/14	Fully Vested
	14,635	15.48	6/5/13	Fully Vested
	14,635	13.56	6/24/12	Fully Vested

Mr. Lund	7,317	1.70	7/15/18	1/3 on each of 7/15/09, ’10 & ’11
	7,317	8.84	7/11/17	1/3 on each of 7/11/08, ’09 & ’10
	7,317	8.71	2/13/17	1/3 on each of 2/13/08, ’09 & ’10
	7,317	12.19	7/13/15	Fully Vested
	14,635	14.21	6/30/14	Fully Vested
	14,635	15.48	6/5/13	Fully Vested

	Number of Shares
	Underlying
Name	Options #	Option Exercise Price $	Option Expiration Date	Option Vesting Date
Mr. Nathanson	7,317	1.70	7/15/18	1/3 on each of 7/15/09, ’10 & ’11
	7,317	8.84	7/11/17	1/3 on each of 7/11/08, ’09 & ’10
	7,317	8.71	2/13/17	1/3 on each of 2/13/08, ’09 &’10
	7,317	12.19	7/13/15	Fully Vested
	14,635	14.21	6/30/14	Fully Vested
	14,635	15.48	6/5/13	Fully Vested
	14,635	13.56	6/24/12	Fully Vested
	14,634	19.82	8/01/11	Fully Vested
	14,634	24.18	3/01/10	Fully Vested

Mr. Sorrel	7,317	1.70	7/15/18	1/3 on each of 7/15/09, ’10 & ’11
	7,317	8.84	7/11/17	1/3 on each of 7/11/08, ’09 & ’10
	7,317	8.71	2/13/17	1/3 on each of 2/13/08, ’09 & ’10
	7,317	12.19	7/13/15	Fully Vested
	14,635	14.21	6/30/14	Fully Vested
	14,635	15.48	6/05/13	Fully Vested
	14,635	13.56	6/24/12	Fully Vested

[4]	The aggregate grant date fair value of the options granted to each director on July 15, 2008, was $32,268.
Certain Transactions
          Although Emmis no longer makes loans to executive officers and directors, we currently have a loan outstanding to Jeffrey H. Smulyan, our Chairman, Chief Executive Officer and President, that is grandfathered under the Sarbanes-Oxley Act of 2002. The amount outstanding on this loan at February 28, 2009 was $1,010,592, which was also the largest amount outstanding on this loan at any month-end during fiscal 2009. This loan bears interest at our cost of senior debt, which at February 28, 2009 was approximately 4.76% per annum.
          Prior to 2002, Emmis had made certain life insurance premium payments for the benefit of Mr. Smulyan. The company discontinued making such payments in 2001; however, pursuant to a Split Dollar Life Insurance Agreement and Limited Collateral Assignment dated November 2, 1997, Emmis retains the right, upon Mr. Smulyan’s death, resignation or termination of employment, to recover all of the premium payments it has made, which total $1,119,000.
          During the last fiscal year, Emmis leased an airplane and was party to a time-share agreement with Mr. Smulyan with respect to his personal use of the plane. On April 14, 2009, we sold the airplane and the time-share agreement terminated. Under the time-share agreement, whenever Mr. Smulyan used the plane for non-business purposes, he paid Emmis for the aggregate incremental cost to Emmis of operating the plane up to the maximum amount permitted by Federal Aviation Authority regulations (which maximum generally approximates the total direct cost of operating the plane for the applicable trip). With respect to personal flights during the last fiscal year, Mr. Smulyan paid Emmis approximately $31,186 for expenses under the time-share arrangement. In addition, under IRS regulations, to the extent Mr. Smulyan or any other officer or director allowed non-business guests to travel on the plane on a business trip or took the plane on a non-business detour as part of a business trip, additional compensation was attributed to Mr. Smulyan or the applicable officer or director. Generally, these trips on which compensation was assessed pursuant to IRS regulations did not result in any material additional cost or expense to Emmis.
          A person who shares a household with Michael Levitan, our Executive Vice President of Human Resources until March 2009, is the President of EchoPoint Media, a media buying agency in Indianapolis. In fiscal 2009, Emmis paid EchoPoint approximately $92,000 in agency commissions.
          The sister of Mr. Leventhal owns Simon Seyz, an Indianapolis business that provides corporate gifts and specialty items. In fiscal 2009, Emmis made purchases from Simon Seyz of approximately $149,970.
Review and Approval of Related Party Transactions
          Our board of directors has adopted a written policy for review, approval and monitoring of transactions between the company and “related parties.” Related parties are directors, executive officers, nominees to become a director, any person beneficially owning more than 5% of any class of our stock, immediate family members of any of the foregoing, and any entity in which any of the forgoing persons is employed or is a general partner or principal or in which the person has a 10% or greater beneficial ownership interest. The policy covers transactions involving amounts exceeding $120,000 in which a related party had, has or will have a direct or indirect interest.
          Procedures. The related party is required to notify our legal department of the facts and circumstances of any proposed related party transaction. The legal department makes an initial determination of whether the transaction is subject to the policy. If the legal department determines that the policy is applicable, the transaction is referred to our Audit Committee. Either the Audit Committee, or the chair of the Audit Committee between Audit Committee meetings, considers the facts and circumstances of the proposed transaction and determines whether to approve the transaction. The Audit Committee or the chair, as the case may be, considers, among other things:
•	The benefits of the transaction to the company;

•	The impact of the transaction on a director’s independence;

•	The availability of other sources for comparable products or services;

•	The terms of the transaction; and

•	The terms available to unrelated third parties.
          The Audit Committee may seek bids, quotes or independent valuations from third parties in connection with assessing a related party transaction. The Audit Committee or the chair may approve only transactions that they determine are in, or are not inconsistent with, the best interest of the company.
          Ratification. If a transaction that was not a related party transaction when it was entered into becomes a related party transaction, or our CEO, CFO or general counsel become aware that a transaction that was not approved is a related party transaction, they must promptly submit the transaction for review by the Audit Committee, or the chair of the Audit Committee between Audit Committee meetings.
          Annual Review. From time to time, the Audit Committee will review previously approved related party transactions that have a remaining term of six months or more or remaining amounts involved in excess of $120,000. Based on the factors described above, the Audit Committee determines whether to continue, modify or terminate the transaction.
REPORT OF THE AUDIT COMMITTEE
          The following Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.
          The Audit Committee is composed of three directors whom the board of directors has determined are “independent directors” as defined by Nasdaq listing standards. The Audit Committee’s responsibilities are set forth in its written charter approved by the board of directors. The charter is reviewed annually by the Audit Committee. A copy of the Audit Committee charter may be found in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading. As required by Nasdaq listing standards, the Audit Committee has determined that its charter is adequate. The Audit Committee has also determined that its members meet the financial literacy requirements of Nasdaq listing standards.
          Management is responsible for the company’s internal controls and the financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report on them. The Audit Committee’s responsibility is to engage the independent auditor and otherwise to monitor and oversee these processes. For the fiscal year ended February 28, 2009, the Audit Committee engaged Ernst & Young LLP to serve as the company’s independent auditor.

          The Audit Committee has met and held discussions with management and Ernst & Young LLP. Management represented to the Audit Committee that the company’s consolidated financial statements as of and for the fiscal year ended February 28, 2009 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed these consolidated financial statements with management. The Audit Committee discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
          The board of directors, upon the recommendation of the Audit Committee, has adopted an Auditor Independence Policy that, among other things, prohibits the company’s independent auditor from performing certain non-audit services for the company, requires prior approval of the Audit Committee for any services provided by the company’s independent auditor, limits the hiring by the company of former employees of the company’s independent auditor who have worked on the Emmis account and requires enhanced disclosure both to the Audit Committee and to shareholders of matters related to auditor independence.
          Ernst & Young LLP also provided to the Audit Committee the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit Committee discussed with the independent registered public accountants that firm’s independence. In addition, the Audit Committee (or the chairman of the Audit Committee with respect to engagements of less than $100,000) approves in advance all engagements of the company’s independent auditor. The Audit Committee determined that Ernst & Young’s provision of non-audit services to the company as described in “Matters Relating to Independent Registered Public Accountants” is compatible with maintaining that firm’s independence.
          Based on these discussions and reviews, the Audit Committee determined that the audited financial statements for the company’s last fiscal year should be included in our company’s Form 10-K, and made a formal recommendation to the board of directors to that effect.
COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation Policy
          The Compensation Committee oversees our executive compensation program. The Compensation Committee membership is determined by the board, and is composed of non-employee independent directors. They provide a general review of our compensation and benefit plans to ensure that such plans meet our corporate objectives. The Compensation Committee also establishes compensation arrangements and approves compensation payments to Mr. Smulyan and our other executive officers, and generally administers our equity compensation plans and corporate incentive plan. With respect to compensation decisions affecting executive officers other than Mr. Smulyan, the Compensation Committee typically receives input from Mr. Smulyan in the course of making its decisions. With respect to compensation decisions affecting non-executive officers and employees, the Compensation Committee has delegated this authority to Mr. Smulyan and the other executive officers, provided such authority is exercised in accordance with any parameters established by the Compensation Committee.
          The Compensation Committee bases its executive compensation programs on the following objectives:
•	We historically have entered into employment agreements with our executive officers. All executive officers named in the compensation tables in this proxy statement currently have employment agreements in place. The agreements generally provide for a base salary, annual performance bonus, and restricted stock and stock option awards. The Compensation Committee believes that entering into these agreements assists us in retaining our key officers and enables us to focus the officers’ efforts and energies on enhancing the long-term value of our company to our shareholders. Where permitted by law, the agreements also include post-term non-competition and non-interference provisions. The total compensation reflected in these employment agreements is generally based on the officers’ prior compensation levels, changes in duties, market data and peer group benchmarking surveys.

•	Compensation should be based on the level of job responsibility, individual performance and company performance. As executives progress to higher levels in the organization, an increasing proportion of their pay should be linked to company performance, because the performance of senior executives is more likely to affect the company’s results.

•	Compensation should reflect the value of the job in the marketplace. To attract and retain highly skilled executives, we must remain competitive with the pay of other employers who compete with us for talent. In order to attract and retain highly qualified employees, we believe overall compensation to our executive officers should be targeted at the top half of our peer group, with exceptions made in appropriate circumstances.

•	Compensation should reward performance. The objectives of pay-for-performance and retention of employees must be balanced. Even in periods of temporary downturns in company performance, the programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to the company.
     While the Committee continues to adhere to the objectives cited above, the Committee modified its practices with respect to executive employment agreements entered into in March 2008. Faced with a downturn in the economy, increasingly tight credit markets and the underperformance of the company’s domestic radio and publishing businesses, the committee replaced expiring multi-year employment agreements for Messrs. Smulyan, Cummings, Kaseff and certain other executive officers with one-year agreements containing automatic renewal provisions (absent notice of termination by either the company or the executive). Later in the year, the committee also replaced Mr. Fiddick’s expiring multi-year employment agreement with a one year, automatically renewable employment agreement. The committee believes that these one-year agreements give the company greater flexibility and further enhances the performance-based aspects of each executive’s overall compensation. Consistent with the current operating environment, the committee determined to keep base salaries and annual target bonuses at the same level as in the expiring agreements and only provide for cost-of-living increases in the event of any annual rollover. The committee also kept the number of stock options and/or shares of restricted stock to be awarded annually the same as under the expiring agreements, and did so even though the expected Black-Scholes value of the annual equity awards had decreased dramatically from the value of the awards under the expiring agreements. In making this determination, the committee expressed concern about the dilution that would result from increasing the number of shares awarded under the new agreements if the Black-Scholes value of the new awards were to equal the Black-Scholes value of the awards under the expiring agreements. In addition, in the case of Mr. Smulyan, the committee provided for equity awards to be made in shares of Class A common stock rather than Class B common stock. While all prior employment agreements with Mr. Smulyan had provided for the award of Class B shares to Mr. Smulyan, the committee determined that the new agreement should provide for the awards to be made in Class A shares in order to further align incentives with the interests of our shareholders. For Messrs. Cummings, Fiddick and Kaseff, as well as certain other executive officers, the committee included a retention bonus to provide incentive for the executives to remain with the company for more than the one-year term of the agreements. While most of the previous retention bonuses were in the form of restricted stock grants, these retention bonuses are cash-based because the committee wanted to avoid making large, stock-based restricted stock awards (i.e., mega-grants) to executives at a time when the stock price was near an all-time low. At the same time, the Committee added a cash completion bonus to Mr. Walsh’s employment agreement, out of concern that the value of the equity awards under his employment agreement may not provide sufficient retention incentive for a high-performing finance executive.
     In December 2008, the Compensation Committee authorized certain other changes to executive officer employment agreements. First, they authorized a new employment agreement with Mr. Walsh upon adding to his duties the role of chief operating officer with responsibility for the radio division. The Compensation Committee also authorized amendments to substantially all of the employment agreements with our executive officers, as well as to the 2004 Equity Compensation Plan, in order to conform such agreements to the requirements of Section 409A of the Internal Revenue Code.
The Committee’s Processes
          The Compensation Committee has established a number of processes to assist it in ensuring that the company’s executive compensation program is achieving its objectives. Among those are:
•	Assessment of Company Performance. The Compensation Committee has historically used station operating income as its principal measure of company performance. For corporate-level executives such as Messrs. Smulyan and Kaseff, the Compensation Committee measures company-wide station operating income. For executives in the company’s business units, such as Mr. Cummings in the Radio Division and Mr. Fiddick in Emmis International, we measure station operating income for the applicable business unit as its principal measure. In the case of Mr. Walsh, we measure targets for both company-wide station operating income and domestic radio station operating income.
•	Assessment of Individual Performance. Individual performance typically has a strong impact on the compensation of all employees, including the CEO and the other executive officers. The Compensation Committee meets annually with Mr. Smulyan to assess the performance of the executive officers other than himself. Generally, the Compensation Committee assigns a numerical rating reflecting the performance of the executive. The numerical rating scale runs from zero to five, with a rating of three meaning the executive is meeting the company’s expectations and a rating of five meaning that the executive is far exceeding the company’s expectations. In most years, the rating directly affects the executive’s individual performance element of the company’s annual incentive plan. In the past year, however, management recommended and the Compensation Committee agreed not to award any individual performance bonuses under the 2009 Corporate Incentive Plan, as discussed below.

•	Significant Decisions. When the company is hiring a new executive, assigning substantial new duties to a current executive or contemplating a significant change in its compensation policy, the Compensation Committee will from time to time engage in one or more of the following additional processes:
o	Engaging Consultants. The Compensation Committee may engage the services of compensation consultants when it is considering new policies or engaging new executives. Among other things, the Compensation Committee has used consultants to compare cash and non-cash compensation programs for the company’s executive officers with those of other companies and assess whether they are appropriate to the company’s objectives, and to ensure compensation arrangements comply with applicable law. The Compensation Committee exercises its judgment and discretion in reviewing and considering these analyses. The Compensation Committee did not engage the services of any compensation consultants in the last fiscal year.

o	Benchmarking. The Compensation Committee may look to a peer group of media companies as a benchmark. Although changes and consolidation in the industry will change the identity of peer companies from time to time, at present the Compensation Committee considers Citadel Broadcasting Corporation, Cox Radio, Inc., Entercom Communications Corporation and Radio One, Inc. to be among the peer group of companies that the company would benchmark. The Compensation Committee would compare the peer companies’ executive compensation programs as a whole, and also compare the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful. The Compensation Committee would use the peer group data primarily to ensure that the executive compensation program as a whole is competitive, meaning generally within the upper half of comparative pay of the peer group companies when the company achieves the targeted performance levels.
•	Total Compensation Review. When an executive’s employment agreement is up for renewal, the Compensation Committee typically reviews the executive’s base pay, bonus and equity incentives, as well as perquisites and other compensation, and, if applicable, payments that would be required under certain severance and change in control scenarios.
Components of Executive Compensation for Fiscal 2009
          For fiscal 2009, the compensation of executives consisted of four primary components — base salary, a performance and incentive bonus under our 2009 Corporate Incentive Plan, stock options and restricted shares, and a benefits package. In the case of most executive officers, the compensation also includes a bonus that is payable upon the completion of the executive’s employment agreement, or after the end of the third year of an automatically renewable, one year employment agreement. The Compensation Committee believes that this program balances both the mix of cash and equity compensation, the mix of currently paid and longer-term compensation, and the security of insurance and other benefits in a way that furthers the compensation objectives discussed above.
          Base Salary. Base salary is the guaranteed element of executives’ annual cash compensation. The value of base salary reflects the employee’s role and responsibilities, long-term performance, skill set and the market value of that skill set. Base salaries for the named executives were fixed for fiscal 2009 in accordance with each executive’s employment agreement. However, in September 2008, the Compensation Committee approved the TV Proceeds Quarterly Bonus Program (the “TV Bonus Program”) under which we paid quarterly bonuses to certain employees out of proceeds from our sale of WVUE-TV in order to offset salary reductions from our wholly-owned, direct subsidiary, Emmis Operating Company, and certain of its subsidiaries (collectively, “OpCo”). All executive officers elected to participate in the TV Bonus Program and had their base salaries effectively replaced with the TV Bonus Program. The TV Bonus Program had the desired effect of increasing defined consolidated operating cash flow under OpCo’s senior bank credit agreement, but was discontinued as of May 31, 2009 after we used the remaining WVUE-TV proceeds to repurchase debt under OpCo’s senior bank credit agreement. In addition, in December 2009, base salaries (as well as bonus payments under the TV Bonus Program) were reduced by 3% as part of further company-wide cost cutting efforts. All executive officers voluntarily took the 3% pay cut.
          2009 Corporate Incentive Plan and Other Annual Bonuses. Our 2009 Corporate Incentive Plan had two components, a target bonus and a performance goal. Generally, for fiscal 2009, payment of 70% of an executive officer’s target bonus is based on achievement of station (publishing) operating income targets for the applicable business unit, and the remainder is based on a review of individual performance. The total target award for each executive officer is fixed by the executive’s employment agreement. The table below sets forth the target and actual awards for each executive officer named in the compensation tables below:

		Individual
	Operating Income	Performance
Name	Target Award	Target Award	Total Target Award	Actual Award
Mr. Smulyan	$791,875	$339,375	$1,131,250	$0
Mr. Walsh	$120,000	$80,000	$200,000	$0
Mr. Cummings	$239,085	$102,465	$341,550	$0
Mr. Kaseff	$151,794	$101,196	$252,990	$0
Mr. Fiddick	$147,000	$63,000	$210,000	$196,686
          The 2009 plan provides for each executive to earn a percentage of the operating income target award depending on the extent to which the operating income goals were attained in accordance with the following scale:

Percentage of Performance Goal Attained	Percentage of Target Award Earned
Each 1% above 110%	Additional 10% above 150%
110% or more	150%
105%	125%
100%	100%
95%	75%
Less than 95%	Committee retained discretion to make awards up to 75% of target if it determines that awards are appropriate under the circumstances
          The company believes the operating income goals set for its executives under the 2009 Corporate Incentive Plan are appropriate. Station operating income is widely used as a performance measure within the broadcasting and publishing industries. The operating income targets were set early in the fiscal year in accordance with Section 162(m) of the Internal Revenue Code, based upon a combination of internal budgets and Wall Street analyst expectations. The operating income target award for Messrs. Smulyan, Walsh and Kaseff was based on a goal of total company station operating income of $92.8 million. The operating income target award for Mr. Cummings was based on a goal of domestic radio station operating income of $69.5 million. The operating income target award for Mr. Fiddick was based on a goal of international radio station operating income of $12.9 million. For purposes of calculating attainment of the targets, operating income excluded corporate overhead (with the exception of publishing division overhead), results of Emmis Interactive, all remaining television stations and Emmis Books, and exchange rates for our foreign operations were fixed at the beginning of the fiscal year. The Compensation Committee reserved the right from time to time to adjust the performance goals of the executives to eliminate the effect of extraordinary events. For fiscal 2009, the Compensation Committee made no such adjustments.
          The attainment of the operating income performance goals was determined by the Compensation Committee in a manner consistent with the station operating income reported by the corporation in its filings with the Securities and Exchange Commission, with the exception of noncash compensation, which was only included in the determination to the extent the costs are normally reflected in station financial statements in the corporation’s accounting system, and certain non-cash accounting adjustments, which were excluded. For fiscal 2009, the Compensation Committee determined total Emmis station operating income to be $78.0 million, domestic radio station operating income to be $63.4 million, and international radio station operating income to be $13.9 million. Of the named executive officers, only Mr. Fiddick achieved his target in fiscal 2009 and received any portion of his operating income target award.
          Under the 2009 plan, Emmis total station operating income must be at least 75% of the target total station operating income goal in order for any executive to receive the portion of the award based upon a review of individual performance. After review of each executive’s performance, based upon the recommendation of Mr. Smulyan in the case of executive officers other than Mr. Smulyan, the Compensation Committee’s usual practice has been to assign a numerical rating from zero to five reflecting its judgment of the executive’s performance. The executive would then receive a percentage of the individual performance portion of his target award based on the following scale:

Rating	Percentage of Target Award Earned
5.0 (far exceeds expectations)	120%
4.0 (exceeds expectations)	110%
3.0 (meets expectations)	100%
2.5	95%
Less than 2.5	0%
In light of the challenging economic environment and the overall performance of the company, management recommended and the Compensation Committee agreed that no individual performance awards would be paid under the 2009 plan.
          Under Mr. Walsh’s employment agreement executed upon his promotion to chief operating officer with responsibility for our radio division, Mr. Walsh was eligible for two bonuses. The first was a discretionary bonus of $100,000. The Compensation Committee awarded Mr. Walsh the full amount of the discretionary bonus in light of the effective manner in which Mr. Walsh assumed leadership of the radio division while continuing his role as chief financial officer. The second bonus was earned based upon our radio division exceeding the $62.4 million station operating income target for the fiscal year that was established prior to the commencement of his new employment agreement.
          2004 Equity Compensation Plan. We award the equity component of executive compensation under our 2004 Equity Compensation Plan. On or about March 1 of each year, we grant to each executive a number of options and restricted shares fixed in accordance with the executive’s employment agreement. The grant date is tied to the date on which the company makes annual equity awards to substantially all of its full-time employees. The options typically become exercisable in three equal annual installments, on the first, second and third anniversaries of the date of grant. The exercise price is equal to the fair market value of our shares on the date of grant. Restricted shares typically vest on the third anniversary of the initial grant. Most officers received both options and restricted stock in the last fiscal year. However, Mr. Smulyan continued to receive all stock options as provided in his employment agreement, but for Class A shares of common stock.
          By targeting the annual grant date for options and restricted stock grants at March 1 of each year (the first day of our fiscal year), we believe we have substantially eliminated the possibility of manipulation of the timing of grants. We do make an exception to this policy in the case of new hires and promotions. We also may delay grants to executive officers if the paperwork for grants to employees other than executive officers is not completed by March 1 of each year. We believe that it is important for employee morale that equity awards to executives and other employees be made on the same date and at the same share valuations.
          We have traditionally also granted restricted shares that vest on the completion of the executive’s employment agreement, although last year we substituted cash completion bonuses for these “completion shares.” We intend the grant of these contract completion awards to provide incentive to the executive to remain with the company throughout the term of his employment agreement. If the company pays a dividend on its common shares, the dividend is paid on shares of restricted stock.

          Perquisites. The company provides certain limited perquisites or personal benefits to its executive officers. Most of the company’s executive officers receive a monthly automobile allowance, reimbursement for certain life, disability and long-term care insurance, and matching contributions to the company’s 401(k) plan. At its discretion, the company will also reimburse the relocation expenses of new hires that must move to one of the company’s locations. The 401(k) matching contributions are made on the same terms available to all participants in the plan. In addition, the company aircraft was made available for the personal use of Mr. Smulyan and other executive officers. When the corporate aircraft was originally acquired the board of directors determined that the use of the corporate aircraft allowed the executive officers to conduct company business while traveling, and offered security and efficiency that were worth more to the company than the cost. However, the company required that executives using the plane for purely personal trips reimburse the company for the incremental cost of the trip to the extent permitted for non-commercial aircraft under FAA regulations. Accordingly, Mr. Smulyan had a time-share arrangement for the corporate aircraft under which he paid the company a lease fee for personal use based upon the lesser of the “Gulfstream IV Total Direct Cost Per Flight” as published by Conklin & de Decker Aviation Information or the maximum amount of expense reimbursement permitted under FAA regulations for non-commercial aircraft. Occasionally, Mr. Smulyan and other executive officers used the corporate aircraft for personal side trips on otherwise business flights. Because these trips were part of a business trip, the company accounted for such side trips using the Standard Industry Fair Level Rates as published by the Internal Revenue Service (“SIFL”), and was not fully reimbursed for the incremental cost of such side trips. In addition, depending on seat availability, friends or family members of executive officers could travel on the company aircraft to accompany executives who were traveling on business. There was no incremental cost to the company for these trips, but compensation expense was added to the applicable executive officer’s W-2 wages in accordance with SIFL. The company’s airplane was sold in April 2009, and Mr. Smulyan’s time-share agreement automatically terminated upon the sale.
Severance Benefits
          The employment agreements we have entered into with Messrs. Smulyan, Cummings, Walsh, Kaseff and Fiddick provide for certain payments and benefits to the named executive officer in the event that the executive officer is terminated by the company without “cause,” and/or terminates his own employment with “good reason.” Mr. Smulyan is also entitled to certain payments upon his voluntary termination or in the event of his death or disability.
          We have also entered into a Change in Control Severance Agreement with each of the executives named in the preceding tables. Each such agreement provides that if the executive’s employment is terminated by the company within two years after a change in control of the company (or, in certain instances, in anticipation of a change in control), other than for cause, or is terminated by the executive for good reason, the executive is entitled to (1) a payment equal to the executive’s base salary through the termination date, plus a pro-rata portion of the executive’s target bonus for the year and accrued vacation pay; (2) a severance payment equal to three times the executive’s highest annual base salary and highest annual incentive bonus during the preceding three years; (3) continued accident and life insurance benefits for three years; (4) reimbursement for COBRA premiums for continuation of medical and dental benefits for 18 months and reimbursement for private medical and dental benefits of an equivalent level for 18 months following termination of the COBRA reimbursement; and (5) if the payments to the executive exceed certain limits, additional tax “gross up” payments to compensate the executive for the excise tax imposed by section 4999 of the Internal Revenue Code; provided, however that the amount of the “gross up” payment may be reduced by up to 10% if such reduction would prevent payment of the excise tax. In each case, the executive is obligated not to voluntarily leave employment with Emmis during the pendency of (and prior to the consummation or abandonment of) a change in control other than as a result of disability, retirement or an event that would constitute good reason if the change-of-control had occurred. In addition, under our 2004 Equity Compensation Plan, as amended effective January 1, 2008, all outstanding restricted shares held by the executive vest immediately upon a change in control.
          The Change in Control Severance Agreements are intended to preserve productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of the company. In addition, the agreements are intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executives’ own employment.
          Although there are some differences in benefit levels depending on the executive’s job level and seniority, the basic elements of the Change in Control Severance Agreements are comparable for the named executives:

•	Double trigger. Unlike “single trigger” plans that pay out immediately upon a change in control, the agreements require a “double trigger” — a change in control followed by an involuntary loss of employment within two years thereafter, or in the case of Messrs. Smulyan, Cummings, Kaseff and Walsh, a voluntary termination during a 30-day period beginning one year after the change in control. This is consistent with the purpose of the agreements, which is to provide executives with a guaranteed level of financial protection upon loss of employment and to provide for a smooth transition in connection with a change in control.

•	Covered terminations. Executives are eligible for payments if, within two years of the change in control, their employment is terminated (i) without cause by the company, (ii) for good reason by the employee, or (iii) in certain cases, for any reason by the employee during a 30-day period beginning one year after the change in control.

•	Severance payment. Executives would receive a severance payment of three years base salary, plus three times the highest annual bonus paid in the three years prior to the change in control.

•	Benefits continuation. Basic employee benefits such as health, dental, accident and life insurance would be continued for up to three years following termination of employment (whether paid directly by the company, paid as a COBRA reimbursement and/or as a reimbursement for privately-obtained coverage).

•	Excise tax. In the event the payments made to the executive, or the value of other benefits received by the executive, in connection with a change in control exceed certain limits, Section 4999 of the Internal Revenue Code imposes an excise tax on the employee. The costs of this excise tax, including related tax gross-ups, would be borne by the company, unless the amounts payable to the executive could be reduced by an amount not to exceed 10% of the total amounts paid to avoid the excise tax, in which case, the company is permitted to do so.
Deductibility Cap on Executive Compensation
          U.S. federal income tax law prohibits the company from taking a tax deduction for certain compensation paid in excess of $1,000,000 to the named executive officers listed in the summary compensation table below. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by shareholders and meet other requirements. Our policy is to qualify our incentive compensation programs for full corporate deductibility to the extent feasible and consistent with our overall compensation goals as reflected in the summary compensation table below. In the last fiscal year, no compensation was paid to any executive officer in excess of $1,000,000. However, the Compensation Committee may approve payments that are not fully deductible if, in its judgment, such payments are necessary to achieve the company’s compensation objectives and to protect shareholder interests.
Executive Compensation Recovery Policy
          The Compensation Committee has adopted an executive compensation recovery policy applicable to executive officers. Under this policy, the company may recover incentive compensation (cash or equity) that was based on achievement of financial results that were subsequently the subject of a restatement if an executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement, and the effect of the wrongdoing was to increase the amount of bonus or incentive compensation. This policy covers income related to cash bonuses and performance awards.
Equity Ownership Requirements
          While the company encourages all of its employees to invest in the company and has historically included most of them in its equity award programs, the company does not require any executives or other employees to maintain a certain level of equity ownership in the company. The board of directors believes that the decision to invest in the company is a highly personal one, and consequently should not be mandated.

Fiscal 2010 Compensation Decisions
          The company elected not to adopt a 2010 Corporate Incentive Plan, instead determining to address the payment of bonuses, if any, on a discretionary basis at the end of the fiscal year when the company has a better sense of its cash flows for the year.
          The company’s other compensation programs are expected to remain in place without material change for fiscal 2010, except that (i) the executive officers elected to forego the automatic cost of living increases in automatic renewal employment agreements and also participated voluntarily in an additional five percent company-wide cut in base salary in March 2009, (ii) since all previously issued stock options are substantially out-of-the-money, the company is awarding approximately two to three years’ worth of stock option grants that will vest in March 2012 in lieu of customary equity grants in the fiscal years ended 2010, 2011 and 2012, (iii) the TV Bonus Program was discontinued effective May 31, 2009 after the Company used the remaining proceeds from its sale of WVUE-TV to repurchase OpCo’s senior bank debt and (iv) the company suspended its 401(k) matching contribution.
          None of our named executive officers has received any bonus in connection with the sale of the company’s television division, even though television sales bonuses were paid to substantially all television division and corporate employees. The Compensation Committee determined not to address the issue of television sale bonuses, if any, for executive officers until all the television stations had been sold. In light of current economic conditions, the company has continued to defer any decisions on payment of discretionary television sale bonuses.
Compensation Committee Report
          The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management, and based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
THE COMPENSATION COMMITTEE
Peter A. Lund, Chairman
Susan B. Bayh
Lawrence B. Sorrel

COMPENSATION TABLES
          The following table sets forth the compensation awarded to, earned by, or paid to the chief executive officer, the chief financial officer and the three most highly compensated executive officers other than the chief executive officer and the chief financial officer (collectively, the “Named Executive Officers”) during the fiscal years ended February 28, 2009, February 29, 2008 and February 28, 2007.
2009 SUMMARY COMPENSATION TABLE1

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary[2,3]	Bonus[4,5]	Awards[6]	Awards[6]	Compensation[4]	Compensation[7]	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
Jeffrey H. Smulyan, Chief	2009	459,711	438,213	—	919,948	—	65,844	1,883,716
Officer Executive	2008	1	339,375	—	849,019	—	73,391	1,261,786
	2007	880,000	369,600	—	642,667	—	52,207	1,944,474

Patrick M. Walsh,	2009	214,912	427,989	126,027	82,097	—	18,474	863,099
Executive Vice President,	2008	400,000	60,000	117,394	63,236	—	110,268	750,898
Chief Financial Officer and	2007	176,923	89,135	46,537	10,984	76,081	121,342	521,002
Chief Operating Officer

Richard F. Cummings,	2009	264,231	236,288	92,069	179,583	—	18,074	790,245
Radio Division President	2008	495,000	102,450	455,918	158,305	—	19,074	1,230,747
	2007	495,000	110,134	419,433	96,400	—	291,074	1,412,041

Gary L. Kaseff, Executive	2009	240,865	214,125	82,122	149,654	—	13,000	699,766
Vice President and General	2008	450,000	75,900	295,720	131,921	—	19,074	972,615
Counsel	2007	437,500	83,025	282,916	80,333	—	192,000	1,075,774

Paul W. Fiddick,	2009	193,942	172,500	107,671	89,792	196,686	1,000	761,591
International Division	2008	350,000	—	101,195	79,152	—	6,111	779,041
President	2007	340,000	115,000	68,355	48,200	103,333	20,000	694,888

[1]	We have adjusted the exercise prices and numbers of shares subject to options referred to in this and the following tables and accompanying text and footnotes for the effect of the $4.00 per share special dividend we paid on November 22, 2006. We have also adjusted the numbers of restricted shares granted or to be granted after that date to reflect the split. The shares we refer to in this and the following tables are Class A common shares of the company, except with respect to Mr. Smulyan, whose shares are Class B common shares for fiscal 2007 and 2008, and Class A shares for fiscal 2009.

[2]	In fiscal 2008, Mr. Smulyan elected to voluntarily forgo all but $1 of his contractual base salary of $905,000.

[3]	Under our 2006 stock compensation program, some of our executives elected to forgo a portion of their salary in fiscal year 2007 in exchange for restricted shares of the company’s stock. The restricted shares were valued at a discount from the fair market value of the company’s shares at the beginning of the calendar year. The discount was 10% for the first 5% of salary foregone, and 20% for amounts foregone in excess of 5%. The following table sets forth the amount of salary foregone and the number of shares received by each of the named executives who elected to forgo a portion of salary in fiscal year 2007:

Name	Salary Forgone ($)	Shares (#)
Mr. Smulyan	146,667	10,038

Mr. Cummings	41,250	4,694

Mr. Kaseff	54,687	6,307

[4]	Under our 2008 Corporate Incentive Plan, we paid discretionary performance bonuses and non-equity incentive plan awards to executive officers in stock valued at the fair market value of the company’s shares on the day the shares are issued. The number of shares issued to each executive officer under the plan, is as follows: Mr. Smulyan, 102,841; Mr. Walsh, 18,182; Mr. Cummings, 31,045; Mr. Kaseff, 23,000; and Mr. Fiddick, 73,510. Under our 2009 Corporate Incentive Plan, no executive officer received a discretionary performance bonus.

[5]	Under our TV Proceeds Quarterly Bonus Program, Emmis paid quarterly bonuses to certain employees to offset salary reductions. All of our executive officers participated in the TV Proceeds Quarterly Bonus Program. Effective September 1, 2008, we reduced to approximately $15,000 the salaries of certain of our highly compensated employees, including our named executive officers, in order to increase defined consolidated operating cash flow under our Credit Agreement. Under the TV Proceeds Quarterly Bonus Program, the company paid the employees affected by the salary reduction quarterly bonuses in amounts equivalent to the forgone salary. The bonus is paid at the beginning of each fiscal quarter either (i) in cash out of the net proceeds from the sale of WVUE-TV if certain performance targets from a prior quarter were met, or (ii) in shares of the Company’s Class A common stock under the company’s 2004 Equity Compensation Plan if the performance targets were not met. In fiscal 2009, all amounts paid under the TV Proceeds Quarterly Bonus Program were paid in cash. The amount paid to each executive officer under the TV Proceeds Quarterly Bonus Program was as follows: Mr. Smulyan, $438,213; Mr. Walsh, $221,589; Mr. Cummings, $236,288; Mr. Kaseff, $214,125; and Mr. Fiddick, $172,500.

[6]	These values represent the amounts we recognized as compensation expense in accordance with Statement of Financial Accounting Standards No. 123R. They may include amounts attributable to awards made in past years. A discussion of the assumptions used in calculating these values may be found in Note 5 to our audited financial statements beginning on page 78 of our annual report on Form 10-K for the fiscal year ended February 28, 2009.

[7]	The following table sets forth the items comprising “All Other Compensation” for each named executive officer.

					Company
		Perquisites			Contributions	Dividends
		and Other			to Retirement	Paid on
		Personal	Tax	Insurance	And	Restricted
		BenefitsA	Reimbursements	PremiumsB	401(k) Plans	StockC
Name	Year	($)	($)	($)	($)	($)	Total ($)
Jeffrey H. Smulyan	2009	64,144	700	—	1,000	—	65,844
	2008	70,794	759		1,838		73,391
	2007	49,561	646	—	2,000	—	52,207

Patrick M. Walsh	2009	13,793	61	3,620	1,000	—	18,474
	2008	83,741	24,124	403	2,000		110,268
	2007	22,301	3,735	1,306	2,000	92,000	121,342

Richard F. Cummings	2009	12,000	74	5,000	1,000	—	18,074
	2008	12,000	74	5,000	2,000	—	19,074
	2007	12,000	—	5,074	2,000	272,000	291,074

Gary L. Kaseff	2009	12,000	—	—	1,000	—	13,000
	2008	12,000	74	5,000	2,000	—	19,074
	2007	12,000	—	5,000	2,000	173,000	192,000

Paul W. Fiddick	2009	—	—	—	1,000	—	1,000
	2008	4,051	—	—	2,000	—	6,111
	2007	—	—	—	2,000	18,000	20,000

A	Perquisites and other personal benefits for named executive officers other than Mr. Fiddick includes an automobile allowance. The 2008 figures for Mr. Walsh include relocation expenses, including approximately $8,000 of relocation expenses that were over and above the amount included in Mr. Walsh’s contract. This additional amount, which was approved by the Compensation Committee, was reimbursement for unanticipated rent and travel expenses incurred by Mr. Walsh due to a delay in selling his primary residence. The figures for Messrs. Smulyan and Walsh include the incremental cost to the company of personal use of the company’s airplane. From time to time, family members and guests of the named executives accompanied the executives on business flights on the company’s airplane, at no incremental cost to the company.

B	The company paid premiums for life, disability or long-term care insurance for Messrs. Walsh and Cummings.

C	The company paid a special dividend of $4.00 per share on November 22, 2006. The figures shown reflect dividends paid on restricted shares held by the executives that were not included in the calculation of compensation expense set forth in the “Stock Awards” column above.

     2009 GRANTS OF PLAN-BASED AWARDS TABLE

					All Other	All Other
					Stock Awards:	Option Awards:
					Number of	Number of	Exercise or
		Estimated Future Payouts Under			Shares of	Securities	Base Price	Grant Date Fair
		Non-Equity Incentive Plan Awards[1]			Stock or	Underlying	of Option	Value of Stock and
	Grant	Threshold	Target	Maximum	Units[2]	Options[2]	Awards	Option Awards
Name	Date	($)	($)	($)	(#)	(#)	($/Sh)	($)
Jeffrey H. Smulyan	3/01/08					146,349	2.95	212,791
		539,906	791,875	1,187,813

Patrick M. Walsh	3/01/08				8,780			25,901
	3/01/08					29,269	2.95	42,557
	12/15/08					250,000	0.425	60,775
		90,000	120,000	180,000

Richard F. Cummings	3/01/08				13,171			38,854
	3/01/08					43,904	2.95	63,836
		179,314	239,085	358,628

Gary L. Kaseff	3/01/08				10,976			32,379
	3/01/08					36,587	2.95	53,197
		113,846	151,794	227,691

Paul W. Fiddick	3/01/08				6,585			19,426
	3/01/08					21,952	2.95	31,918
		110,250	147,000	220,500

[1]	These columns show the range of payouts for fiscal year 2009 station (publishing) operating income performance under the company’s 2009 Corporate Incentive Plan. The 2009 Corporate Incentive Plan is described under the caption “2009 Corporate Incentive Plan” in the Compensation Discussion and Analysis section above. The “maximum” amount in the table above assumes a payout based on 110% of the performance goal being attained; if greater than 110% of the performance goal had been attained, the maximum payout would increase an additional 10% for every 1% above 110% of the performance goal. The amounts actually earned for fiscal 2009 (which are shown in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column) were $0 for all named executive officers except Mr. Fiddick, who earned $196,686.

[2]	These columns show stock and option awards granted under the company’s 2004 Equity Compensation Plan. The 2004 Equity Compensation Plan is described under the caption “Equity Compensation Plan” in the Compensation Discussion and Analysis section above.
Employment Agreements
          Effective March 1, 2008, we entered into a one-year employment agreement with Mr. Smulyan, who serves as our Chairman, Chief Executive Officer and President, which automatically renews each year following the initial one-year term for additional one-year terms unless either the company or Mr. Smulyan provides the other with written notice of non-renewal prior to December 31 of the then-current term. When neither the company nor Mr. Smulyan delivered such notice of non-renewal prior to December 31, 2008, the employment agreement automatically renewed for an additional one-year term ending February 28, 2010. Mr. Smulyan’s base salary for the initial term of the employment agreement was $905,000; however, effective December 1, 2008, Mr. Smulyan consented to a 3% decrease to his base salary and waived any increase provided for in the employment agreement for the one-year term ending February 28, 2010. He also agreed to an additional 5% decrease to his base salary for the fiscal year ended February 28, 2010. Mr. Smulyan’s base salary upon any subsequent annual renewal will increase at a rate equal to the greater of 3%, the annual percentage increase in the CPI [All Urban Consumers-U.S Cities Average, all items (1982/84 = 100) as published by the Bureau of Labor Statistics, U.S. Department of Labor] or such other amount as approved by our Compensation Committee. Mr. Smulyan’s annual incentive compensation target is 125% of his base salary and will be paid, if at all, based upon achievement of certain performance goals to be determined by our Compensation Committee. The company retains the right to pay any annual incentive compensation in cash or shares of our Class A common stock. Each year the agreement remains in effect, Mr. Smulyan is entitled to receive an option to acquire 146,349 shares of our Class A common stock. Mr. Smulyan will continue to receive an automobile allowance of $24,000 annually and will continue to be reimbursed for up to $10,000 per year in premiums for life and disability insurance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible.

          Effective December 15, 2008, we entered into an employment agreement with Patrick Walsh, who serves as Chief Financial Officer and Chief Operating Officer of the company, extending his employment through September 3, 2011. Under the terms of his employment agreement, Mr. Walsh’s annual base compensation for the first year of the employment agreement is $540,000, and is $556,200 for the remainder of the term. However, Mr. Walsh agreed to a 5% decrease to his base salary for the fiscal year ended February 28, 2010. Mr. Walsh’s annual incentive compensation targets for fiscal years 2010, 2011, and 2012 are 100% of his base compensation. In the event that Mr. Walsh’s employment terminates upon expiration of the employment agreement, Mr. Walsh’s annual incentive compensation for fiscal year 2012 will be pro-rated based upon the 7 months he will have been employed during the 2012 fiscal year. The award of annual incentive compensation is to be based upon achievement of certain performance goals to be determined each year by our Compensation Committee and the company retains the right to pay any annual incentive compensation in cash or shares of our common stock. For the remainder of the 2009 fiscal year, Mr. Walsh’s annual incentive compensation target was $400,000, with $200,000 to be earned based upon the performance goals established in the spring under his prior employment agreement, $100,000 to be earned depending upon the extent to which the company met certain radio station operating income targets during the fiscal year, and the final $100,000 to be earned in the discretion of the Compensation Committee based upon Mr. Walsh’s performance in transitioning to his new position. In the event that Mr. Walsh continues to be employed as of September 3, 2009, his existing completion bonus of 20,000 shares of our common stock and $200,000 shall be awarded and paid as previously provided under his previous employment agreement. Mr. Walsh is also scheduled to receive a completion bonus upon the expiration of the agreement equal to at least 100% of his annual base compensation minus $200,000, with additional targets (inclusive of the minimum completion bonus amount) of $750,000 and $1,100,000 based upon certain levels of total shareholder return set forth in the employment agreement. Mr. Walsh will receive an automobile allowance of $12,000 annually and will be reimbursed for up to $5,000 per year in premiums for life and disability insurance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible.
          Effective March 1, 2008, we entered into a one-year employment agreement with Mr. Cummings, which automatically renews each year following the initial one-year term for additional one-year terms unless either the company or Mr. Cummings provides the other with written notice of non-renewal prior to December 31 of the then-current term. Prior to December 31, 2008, the company delivered such notice of non-renewal to Mr. Cummings; and, therefore, the employment agreement terminated as of February 28, 2009. Under the employment agreement, Mr. Cummings was eligible for a completion bonus payable upon his continued employment for a period through February 28, 2011 in an amount equal to Mr. Cummings’ average annual base salary over such three-year period. The employment agreement provided that, in the event that, prior to expiration of such three-year term, the company elected not to renew the employment agreement, Mr. Cummings was entitled to a pro-rata portion of such completion bonus. Effective March 1, 2009, we entered into a one-year employment agreement with Mr. Cummings to serve as President — Emmis Radio Programming.
          Effective March 1, 2008, we entered into a one-year employment agreement with Mr. Kaseff, which was to automatically renew each year following the initial one-year term for additional one-year terms unless either the company or Mr. Kaseff provides the other with written notice of non-renewal prior to December 31 of the then-current term. When neither the company nor Mr. Kaseff delivered such notice of non-renewal prior to December 31, 2008, the employment agreement automatically renewed for an additional one-year term ending February 28, 2010. However, Mr. Kaseff agreed to a buyout of the agreement and resigned as an officer of the Company in March 2009. Mr. Kaseff’s base salary for the initial term of the employment agreement was $450,000; however, effective December 1, 2008, Mr. Kaseff consented to a 3% decrease to his base salary and waived any increase provided for in the employment agreement for the one-year term ending February 28, 2010. The agreement provided that Mr. Kaseff’s base salary upon any subsequent annual renewal would increase at a rate equal to the greater of 3%, the annual percentage increase in the CPI [All Urban Consumers-U.S Cities Average, all items (1982/84 = 100) as published by the Bureau of Labor Statistics, U.S. Department of Labor] or such other amount as approved by our Compensation Committee. Mr. Kaseff’s annual incentive compensation target was 56.22% of his base salary and was to be paid, if at all, based upon achievement of certain performance goals to be determined by our Compensation Committee. The company retained the right to pay any annual incentive compensation in cash or shares of our Class A common stock. Each year the agreement remained in effect, Mr. Kaseff was entitled to receive an option to acquire 36,587 shares of our Class A common stock and a grant of 10,976 restricted shares of Class A common stock. Mr. Kaseff was also eligible for a completion bonus payable upon his continued employment for a period through February 28, 2011 in an amount equal to Mr. Kaseff’s average annual base salary over such three-year period. In the event that, prior to expiration of such three-year term, Mr. Kaseff died or became disabled, the company terminated Mr. Kaseff’s employment other than for Cause (as defined in the agreement) or the company elected not to renew the employment agreement, Mr. Kaseff was to be entitled to a pro-rata portion of such completion bonus. Under the agreement, Mr. Kaseff was to continue to receive an automobile allowance of $12,000 annually and continued reimbursement for up to $5,000 per year in premiums for life and disability insurance, retained the right to participate in all of our employee benefit plans for which he is otherwise eligible, and had the right to continued employment on a part-time basis following the expiration or termination of his employment agreement. In March 2009, Mr. Kaseff and the company entered into an agreement which provided for (i) the termination of Mr. Kaseff’s employment agreement described above, including resignation of his position as our Executive Vice President and General Counsel, (ii) a termination payment of $1,200,000, (iii) his continued membership on the company’s Board of Directors, and (iv) the continuation of his employment on a part-time basis, which was designed to constitute a “separation from service” within the meaning of section 409A of the Internal Revenue Code.
          Effective March 1, 2009, we entered into a one-year employment agreement with Paul W. Fiddick, who serves as our President — International Division, which automatically renews each year following the initial one-year term for additional one-year terms unless either the company or Mr. Fiddick provides the other with written notice of non-renewal prior to December 31 of the then-current term. Mr. Fiddick’s base salary for the initial term of the employment agreement is $360,000. However, Mr. Fiddick agreed to a 5% decrease in his annual base salary for the fiscal year ended February 28, 2010. Mr. Fiddick’s base salary upon any subsequent annual renewal will increase at a rate equal to the greater of 3%, the annual percentage increase in the CPI (All Urban Consumers-U.S Cities Average, all items (1982/84 = 100) as published by the Bureau of Labor Statistics, U.S. Department of Labor) or such other amount as approved by our Compensation Committee. Mr. Fiddick’s annual incentive compensation target is 58.33% of his base salary and will be paid, if at all, based upon achievement of certain performance goals to be determined each year by our Compensation Committee. The company retains the right to pay any annual incentive compensation in cash or shares of our Class A common stock. Each year the agreement remains in effect, Mr. Fiddick is entitled to receive an option to acquire 21,952 shares of our Class A common stock and 6,585 restricted shares of our Class A common stock. Mr. Fiddick is also eligible for a completion bonus payable upon his continued employment for a period through February 29, 2012 in an amount equal to Mr. Fiddick’s average annual base salary over such three-year period. In the event that, prior to expiration of such three-year term, Mr. Fiddick dies or becomes disabled, the company terminates Mr. Fiddick’s employment other than for Cause (as defined in the agreement) or the company elects not to renew the employment agreement, Mr. Fiddick will be entitled to a pro-rata portion of such completion bonus. Mr. Fiddick will continue to receive an automobile allowance of $12,000 annually and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible.

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards				Stock Awards
							Market
	Number of	Number of			Number of		Value of
	Securities	Securities			Shares or		Shares or
	Underlying	Underlying			Units of		Units of
	Unexercised	Unexercised	Option		Stock That		Stock That
	Options	Options[1]	Exercise	Option	Have Not		Have Not
	(#)	(#)	Price	Expiration	Vested		Vested[6]
Name	Exercisable	Unexercisable	($)	Date	(#)		($)
Jeffrey H. Smulyan		146,349	2.95	3/01/18
	48,783	97,566	8.21	3/01/17
	195,133	97,566	11.17	3/01/16
	292,699		12.81	3/01/15
	439,049		17.45	3/01/14
	1,463,500		19.31	10/23/09

Patrick M. Walsh		250,000	0.425	12/15/18
		29,269	2.95	3/01/18
	9,757	19,512	8.21	3/01/17
	4,878	9,756	8.30	9/04/16
					8,780	[2]	2,722
					8,780	[3]	2,722
					23,000	[4]	7,130

Richard F. Cummings		43,904	2.95	3/01/18
	14,635	29,269	8.21	3/01/17
	29,270	14,634	11.17	3/01/16
	43,904		12.81	3/01/15
	73,174		17.45	3/01/14
	73,174		11.22	3/04/13
	73,174		19.90	3/06/12
	73,174		19.82	3/01/11
					13,171	[2]	4,083
					13,171	[3]	4,083
					9,000	[5]	2,790

Gary L. Kaseff		36,587	2.95	3/01/18
	12,197	24,390	8.21	3/01/17
	24,392	12,195	11.17	3/01/16
	36,587		12.81	3/01/15
	73,174		17.45	3/01/14
	73,174		11.22	3/04/13
	73,174		19.90	3/01/12
	58,539		19.82	3/01/11
	58,539		24.18	3/01/10
					10,976	[2]	3,403
					10,976	[3]	3,403
					7,500	[5]	2,325

Paul W. Fiddick		39,508	2.95	3/01/18
	7,318	14,634	8.21	3/01/17
	14,636	7,316	11.17	3/01/16
	38,416		12.81	3/01/15
	38,416		17.45	3/01/14
	10,976		11.22	3/04/13
					6,585	[2]	2,041
					6,585	[3]	2,041
					4,500	[4]	1,395

[1]	Options expiring 3/01/18 became exercisable 1/3 on March 1, 2009, and will become exercisable 1/3 on March 1, 2010, and 1/3 on March 1, 2011. Options expiring 3/01/17 became exercisable 1/3 on March 1, 2008, 1/3 on March 1, 2009, and will become exercisable 1/3 on March 1, 2010. Options expiring

3/01/16 became exercisable 1/3 on March 1, 2007, 1/3 on March 1, 2008, and 1/3 on March 1, 2009. Mr. Walsh’s options expiring 9/04/16 became exercisable 1/3 on September 4, 2007, 1/3 on September 4, 2008, and will become exercisable 1/3 on September 4, 2009. Mr. Walsh’s options expiring 12/15/18 will become exercisable on September 3, 2011.

[2]	Shares vest on March 1, 2011

[3]	Shares vest March 1, 2010.

[4]	Shares vest September 4, 2009.

[5]	Shares vest March 1, 2009.

[6]	Calculated based on the $3.23 per share closing market price of our shares on February 28, 2009.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
Number of
	Number of Shares	Value	Shares
	Acquired on	Realized on	Acquired on	Value Realized
	Exercise	Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)
Jeffrey H. Smulyan	—	—	—	—

Patrick M. Walsh	—	—	—	—

Richard F. Cummings	—	—	59,000	174,640

Gary L. Kaseff	—	—	35,750	105,820

Paul W. Fiddick	—	—	—	—
Potential Payments upon Termination or Change in Control
          The employment agreements we have entered into with Messrs. Smulyan, Cummings, Walsh, Kaseff and Fiddick provide for certain payments and benefits to the named executive officer in the event that executive officer is terminated by the company without “cause,” and/or terminates his own employment with “good reason.” Mr. Smulyan is also entitled to certain payments upon his death or disability.
          We have also entered into a Change in Control Severance Agreement with each of the executives named in the preceding tables. Each such agreement provides that if the executive’s employment is terminated by the company within two years after a change in control of the company (or, in certain instances, in anticipation of a change in control), other than for cause, or is terminated by the executive for good reason, the executive is entitled to (1) a payment equal to the executive’s base salary through the termination date, plus a pro-rata portion of the executive’s target bonus for the year and accrued vacation pay; (2) a severance payment equal to three times the executive’s highest annual base salary and highest annual incentive bonus during the preceding three years; (3) continued accident and life insurance benefits for three years; (4) reimbursement for COBRA premiums for continuation of medical and dental benefits for 18 months and reimbursement for private medical and dental benefits of an equivalent level for 18 months following termination of the COBRA reimbursement; and (5) if the payments to the executive exceed certain limits, additional tax “gross up” payments to compensate the executive for the excise tax imposed by section 4999 of the Internal Revenue Code; provided, however that the amount of the “gross up” payment may be reduced by up to 10% if such reduction would prevent payment of the excise tax. In each case, the executive is obligated not to voluntarily leave employment with Emmis during the pendency of (and prior to the consummation or abandonment of) a change in control other than as a result of disability, retirement or an event that would constitute good reason if the change-of-control had occurred. In addition, under our 2004 Equity Compensation Plan, all outstanding restricted shares held by the executive vest immediately upon a change in control.

          Under the Change in Control Severance Agreement, change in control, cause and good reason are defined as follows:
          Change in Control. A “change in control” of the company occurs if:
•	any individual, entity or group other than Mr. Smulyan or his affiliates becomes the beneficial owner of 35% or more of the company’s outstanding shares, or of the voting power of the outstanding shares;

•	the current members of the board of directors of the company (or persons approved by two-thirds of the current directors) cease to constitute at least a majority of the board;

•	the company is a party to a merger that results in less than 60% of the outstanding shares or voting power of the surviving corporation being held by persons who were not our shareholders immediately prior to the merger;

•	our shareholders approve a liquidation or dissolution of the company; or

•	any other event is determined by our board to constitute a change in control.

Cause. “Cause” generally means:

•	the willful and continual failure of the executive to perform substantially his duties; or

•	the willful engaging in illegal conduct or gross misconduct which is materially injurious to the company.

Good Reason. “Good Reason” generally means:

•	any materially adverse change in the duties or responsibilities of the executive;

•	a material breach by the company of the executive’s employment agreement or Change in Control Severance Agreement;

•	a material reduction or series of reductions that result in the executive’s annual base salary being decreased by more than 5%;

•	any requirement that the executive relocate more than 35 miles from the office where the executive works; and

•	except with respect to Mr. Fiddick and Mr. Thoe, voluntary termination by the executive during a 30-day period commencing one year after the occurrence of a change in control.
          In addition to the occurrence of one of more of the events constituting “Good Reason” set forth above, in order to resign his employment, each of the executives named above is also required to give the company notice of the occurrence of any such event (except during the 30-day period commencing one year after the occurrence of a change in control, which is not so limited) within 90 days of such occurrence; and the company has the right to cure such occurrence within 30 days of such notice.
          We have set forth below, for each named executive officer, a description of the payments they would have received had the events described below occurred on February 28, 2009, the last day of our most recently completed fiscal year.
          Jeffrey H. Smulyan. If Mr. Smulyan had been terminated by the company without cause, or had terminated his employment for good reason, he would have been entitled to a lump sum payment of $4,864,375. The payment would have been without regard to whether a change in control had occurred. In addition, Mr. Smulyan would have been entitled to continued health and welfare benefits for three years, having an estimated value of approximately $47,510, and outplacement services with an estimated value of approximately $54,000.
          On Mr. Smulyan’s death, his estate would have been entitled to a lump sum payment of $905,000. On termination of his employment due to disability, Mr. Smulyan would have been entitled to receive an amount equal to 75% of his most recent fiscal year base salary for a period of five years, payable in accordance with the company’s regular payroll procedures. The aggregate amount of the disability payments would have been $3,393,750.
          Patrick M. Walsh. If Mr. Walsh had been terminated by the company without cause or had terminated his employment for good reason in the absence of a change in control, he would have been entitled to a lump sum payment of $1,168,973. Further, Mr. Walsh would have been entitled to 20,000 shares of our Class A common stock and to continued health and welfare benefits for one year having a value of approximately $15,837. Unvested restricted shares held by Mr. Walsh having an aggregate fair market value of approximately $12,574 would have vested immediately.
          If Mr. Walsh had been terminated by the company without cause or terminated his employment for good reason following a change in control, he would have been entitled to a lump sum payment of $3,700,823. In addition, Mr. Walsh would have been entitled to continued health and welfare benefits for three years, having an estimated value of approximately $47,510, and outplacement services with an estimated value of approximately $54,000. Unvested restricted shares held by Mr. Walsh having an aggregate fair market value of approximately $12,574 would have vested immediately upon a change in control without regard to whether Mr. Walsh’s employment was terminated.
          Richard F. Cummings. If Mr. Cummings was terminated by the company without cause, had resigned for good reason or had the company elected not to renew his employment agreement for an additional one-year term each in the absence of a change in control, he would have been entitled to a lump sum payment of $165,000.
          Following a change in control, if Mr. Cummings had been terminated by the company without cause or terminated his employment for good reason, he would have been entitled to a lump sum payment of $2,156,952. In addition, Mr. Cummings would have been entitled to continued health and welfare benefits for three years, having an estimated value of approximately $47,510, and outplacement services with an estimated value of approximately $54,000. Unvested restricted shares held by Mr. Cummings having an aggregate fair market value of approximately $10,956 would have vested immediately upon a change in control without regard to whether Mr. Cummings’ employment was terminated.
          Gary L. Kaseff. If the company had terminated Mr. Kaseff’s employment without cause or Mr. Kaseff had terminated his employment for good reason in the absence of a change in control, he would have been entitled to a lump sum payment of $870,000. He also would have been entitled to receive an amount equal to 20% of his most recent fiscal year base salary, automobile allowance and insurance payments for a period of five years, payable in accordance with the company’s regular payroll procedures. The aggregate amount of such payments would have been $467,000. Unvested restricted shares held by Mr. Kaseff having an aggregate fair market value of approximately $9,130 would have vested immediately.
          Following a change in control, if Mr. Kaseff had been terminated by the company without cause or terminated his employment for good reason, he would have been entitled to a lump sum payment of $1,852,075. In addition, Mr. Kaseff would have been entitled to continued health and welfare benefits for three years, having an estimated value of approximately $47,510, and outplacement services with an estimated value of approximately $54,000. Unvested restricted shares held by Mr. Kaseff having an aggregate fair market value of approximately $9,130 would have vested immediately upon a change in control without regard to whether Mr. Kaseff’s employment was terminated.
          Paul W. Fiddick. If the company did not offer Mr. Fiddick reasonably acceptable employment upon expiration of his employment agreement, in the absence of a change in control, he would have been entitled to payments equal to $180,000 at regularly scheduled payroll dates over one year.
          Following a change in control, if Mr. Fiddick had been terminated by the company without cause or had terminated his employment for good reason, he would have been entitled to a lump sum payment of $2,896,166. In addition, Mr. Fiddick would have been entitled to continued health and welfare benefits for three years, having an estimated value of approximately $47,510, and outplacement services with an estimated value of approximately $54,000. Unvested restricted shares held by Mr. Fiddick having an aggregate fair market value of approximately $5,478 would have vested immediately upon a change in control without regard to whether Mr. Fiddick’s employment was terminated.
          In calculating the amounts shown above for each named executive, we have made the following assumptions:
•	Excise Tax Gross Up. We have assumed a combined 42.2% rate of federal and state income taxes and Medicare tax, and a 20% excise tax under Section 4999 of the Internal Revenue Code. We also assumed that incentive bonuses for fiscal 2009 were fully earned and payable. Based on those assumptions, of the five named executive officers, only Mr. Walsh and Mr. Fiddick would have received excess parachute payments.
•	Health and Welfare Benefits. We have assumed our current cost of health benefits will increase by 10% per year, and our current cost of life insurance will increase at a rate of 10% per year.

•	Outplacement Benefits. We have assumed our current cost of outplacement services will not increase.

•	Accelerated Vesting of Options and Restricted Shares. The value of restricted shares reflects the $.31 per share closing market price of our shares on February 28, 2009. Because all of our outstanding options have exercise prices greater than $.31 per share, we have assumed that the value of options, the vesting of which is accelerated, is zero.
          When the company’s board of directors determines that it is in the best interest of the company, the company may negotiate severance arrangements with a departing executive in addition to or in place of the arrangements described above. Circumstances under which the board may negotiate additional or different severance arrangements include but are not limited to:
•	to avoid or settle litigation with the executive;

•	to reduce an adverse financial effect on the company;

•	to reduce adverse tax consequences on the executive; or

•	to reward meritorious service by the executive.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     As noted above, the Compensation Committee members are Peter A. Lund, Susan B. Bayh, and Lawrence B. Sorrel, all of whom are “independent directors” under Nasdaq listing standards. No member of the Compensation Committee is or was formerly an officer or an employee of Emmis. No executive officer of Emmis serves as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the Emmis board of directors, nor has such an interlocking relationship existed in the past.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of existing common stock, to file with the Securities and Exchange Commission reports detailing their ownership of existing common stock and changes in such ownership. Officers, directors and greater-than-10% shareholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to us, we believe that, except as noted in the following sentence, during the last fiscal year all officers, directors and greater-than-10% shareholders complied with the filing requirements of Section 16(a). Mr. Smulyan filed one late report with respect to one transaction; with respect to a gift of shares made by Mr. Smulyan on May 15, 2008, a Form 4 was filed on April 30, 2009.
PROPOSAL 2: RATIFICATION OF SELECTION OF REGISTERED PUBLIC ACCOUNTANTS
     The Audit Committee, a committee of the board of directors, has appointed Ernst & Young LLP to serve as our independent registered public accountants for the fiscal year ending February 28, 2010, subject to ratification by the holders of our common stock. Our financial statements for the fiscal year ended February 28, 2009 were certified by Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to attend the annual meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
     If shareholders do not ratify the selection of Ernst & Young LLP as our independent registered public accountants, or if prior to the 2009 annual meeting of shareholders Ernst & Young LLP ceases to act as our independent registered public accountants, then the Audit Committee will reconsider the selection of independent registered public accountants.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.
MATTERS RELATING TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Fees Paid to Independent Registered Public Accountants
     The following table sets forth the fees (including cost reimbursements) paid to Ernst & Young LLP for the fiscal years ended February 28, 2009 and February 29, 2008, for various categories of professional services they performed as our independent registered public accountants.

	Year ended February 28 (29),
	2009	2008
Audit Fees (1)	$907,986	$894,011
Audit Related Fees (2)	—	50,500
Tax Fees:
Tax Compliance and Tax Return Preparation	—	—
Tax Consulting and Advisory Services	22,064	59,571

Total Tax Fees	22,064	59,571
All Other Fees	—	—

Total Fees	$930,050	$1,004,082

(1)	Includes annual financial statement and internal controls audits and limited quarterly review services, statutory audits of foreign subsidiaries, review of registration statements and providing consents for SEC filings and other services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements.

(2)	Includes benefit plan audits, internal control review, audit-related consultation services for potential corporate transactions and other audit-related services.
Engagement of the Independent Registered Public Accountants and Approval of Services
          During the fiscal years ended February 28, 2009 and February 29, 2008, prior to engaging the independent registered public accountants to render the above services and pursuant to its charter, the Audit Committee approved the engagement for each of the services and determined that the provision of such services by the independent registered public accountants was compatible with the maintenance of Ernst & Young’s independence in the conduct of its auditing services. Under its current charter, it is the policy of the Audit Committee (or in certain instances, the chairman of the Audit Committee) to pre-approve the retention of the independent registered public accountants for any audit services and for any non-audit services, including tax services. No services were performed during the fiscal year ended February 28, 2009, under the de minimis exception in Rule 2-01(c) (7)(i)(C) of Regulation S-X.
SHAREHOLDER PROPOSALS
     Any of our shareholders wishing to have a proposal considered for inclusion in our 2010 proxy solicitation materials must set forth such proposal in writing and file it with our corporate secretary on or before the close of business on February 13, 2010 (unless we hold our annual meeting more than 30 days earlier next year, in which case the deadline will be 10 days after our first public announcement of the annual meeting date), and the notice must provide certain specific information as described in our by-laws. Copies of the by-laws are available to shareholders free of charge upon request to our corporate secretary. Our board of directors will review any shareholder proposals that are filed as required and, with the assistance of the company’s secretary, will determine whether such proposals meet applicable criteria for inclusion in our 2010 proxy solicitation materials or consideration at the 2010 annual meeting. In addition, we retain discretion to vote proxies on matters of which we are not properly notified at our principal executive offices on or before the close of business on February 13, 2010, and also retain that authority under certain other circumstances.
ANNUAL REPORT
     A copy of our Annual Report on Form 10-K for the year ended February 28, 2009, was sent to all of our shareholders of record as of May 8, 2009, and is available in the Investors section of our website (www.emmis.com). The Annual Report is not to be considered as proxy solicitation material.
OTHER MATTERS
     Our board of directors knows of no other matters to be brought before this annual meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.
NON-INCORPORATION OF CERTAIN MATTERS
     The Report of the Audit Committee and the information on the Emmis website do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Emmis filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Emmis specifically incorporates the respective Report or website information therein by reference.
EXPENSES OF SOLICITATION
     The entire expense of soliciting proxies, including preparing, assembling, printing and mailing the proxy form and the material used in the solicitation of proxies, will be paid by us. Solicitations may be made in person or by mail, telephone, facsimile or other means of electronic communication by our directors, officers and other employees, and none of those persons will receive any additional compensation in connection with the solicitation. We also will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares, and will reimburse those record holders for their reasonable expenses incurred in doing so.
HOUSEHOLDING OF PROXY MATERIALS
     We have adopted a procedure permitted by Securities and Exchange Commission rules that is commonly referred to as “householding.” Under this procedure, a single proxy statement and annual report are delivered to multiple shareholders sharing an address unless we receive contrary instructions from any shareholder at that address. We will continue to send a separate proxy card to each shareholder of record. We have adopted this procedure because we believe it reduces the volume of duplicate information shareholders receive and helps to reduce our printing and postage costs. A number of brokers with account holders who are Emmis shareholders will be “householding” our proxy materials and annual reports as well.
     If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker if you hold your Emmis shares through a broker, or notify us directly if you are a shareholder of record by sending us an e-mail at ir@emmis.com, calling us toll-free at 1-866- 366-4703 or writing to us at Emmis Communications Corporation, Investor Relations, One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.
     If you currently receive multiple copies of our proxy statement and annual report at your address and would like to request “householding” of your communications, you should contact your broker, or, if you are a record holder of Emmis shares, you should submit a written request to our transfer agent, American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS
We are pleased to offer our shareholders the option to access shareholder communications (for example, annual reports and proxy statements) from us or on our behalf over the Internet, instead of receiving those documents in printed form. Your participation is completely voluntary. If you give your consent, we will notify you when material is available over the Internet and provide you with the Internet location where the material is available. Once you give your consent, it will remain in effect until you inform us otherwise.
To give your consent, check the box located at the bottom of the attached proxy card. You may also give your consent by telephone or e-mail as described in the proxy statement.
To enable us to send you notification of shareholder communications by e-mail, please provide your e-mail address in the space at the bottom of the attached proxy card. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone company and/or cable company. If you have already consented to electronic delivery, you need not consent again.
If you are an Emmis employee or a shareholder who has previously consented to electronic delivery of shareholder communications and have received this proxy card without an accompanying proxy statement and annual report, you may view those documents at the “Investors” section of www.emmis.com.

EMMIS COMMUNICATIONS CORPORATION
40 Monument Circle
Indianapolis, Indiana 46204
This Proxy is Solicited on Behalf of the Emmis Communications Corporation Board of Directors
     The undersigned hereby appoints Jeffrey H. Smulyan and J. Scott Enright, and each of them, attorneys-in-fact and proxies, with full power of substitution (the “Proxies”), to vote as designated below all shares of Class A Common Stock of Emmis Communications Corporation which the undersigned would be entitled to vote if personally present at the annual meeting of Shareholders to be held on July 14, 2009, at 11:00 a.m., and at any adjournment thereof.
(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF SHAREHOLDERS OF
EMMIS COMMUNICATIONS CORPORATION
July  14, 2009
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card
are available at - www.emmis.com/investors/annualreport.aspx
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

20330000000000000000 9	071409

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒

							FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS FOR A TERM OF THREE YEARS.				2.	PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.	☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	¡	Susan B. Bayh*
		¡	Gary L. Kaseff		3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Patrick M. Walsh

☐	FOR ALL EXCEPT (See Instructions below)	* Class A Director
This proxy is solicited on behalf of the Emmis Communications Corporation Board of Directors. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

The undersigned acknowledges receipt, prior to the execution of this proxy, of notice of the meeting, a proxy statement, and an annual report to shareholders.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
ELECTRONIC ACCESS TO FUTURE DOCUMENTS
 To consent to access future shareholder communications released after July 14, 2009 over the Internet as described above and in the proxy statement, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your
e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

EMMIS COMMUNICATIONS CORPORATION
40 Monument Circle
Indianapolis, Indiana 46204
This Proxy is Solicited on Behalf of the Emmis Communications Corporation Board of Directors
     The undersigned hereby appoints J. Scott Enright, attorney-in-fact and proxy, with full power of substitution (the “Proxy”), to vote as designated below all shares of Class B Common Stock of Emmis Communications Corporation which the undersigned would be entitled to vote if personally present at the annual meeting of Shareholders to be held on July 14, 2009, at 11:00 a.m., and at any adjournment thereof.
(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF SHAREHOLDERS OF
EMMIS COMMUNICATIONS CORPORATION
July  14, 2009
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card
are available at - www.emmis.com/investors/annualreport.aspx
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

20230000000000000000 0	071409

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒

							FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS FOR A TERM OF THREE YEARS.				2.	PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.	☐	☐	☐
☐		NOMINEE:
	FOR ALL NOMINEES	¡	Gary L. Kaseff
		¡	Patrick M. Walsh		3.	In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See Instructions below)
This proxy is solicited on behalf of the Emmis Communications Corporation Board of Directors. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

The undersigned acknowledges receipt, prior to the execution of this proxy, of notice of the meeting, a proxy statement, and an annual report to shareholders.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
ELECTRONIC ACCESS TO FUTURE DOCUMENTS
 To consent to access future shareholder communications released after July 14, 2009 over the Internet as described above and in the proxy statement, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.